Exhibit 10.9

SIGNATURE VERSION

PROCESSING AND SUPPLY AGREEMENT

This Processing and Supply Agreement (“Agreement”) is made as of this 1st day of November, 2013 (“Effective Date”) between Keystone Dental, Inc., a Delaware corporation located at 144 Middlesex Turnpike, Burlington, MA 01803 (“Keystone”) and IsoTis Orthobiologics, Inc., a Washington corporation located at 2 Goodyear, Irvine, CA 92618 (“Isotis”)(Keystone and Isotis, each a “Party” and collectively, the “Parties”). Certain capitalized terms not defined elsewhere are defined in this Agreement in Section 1.

WHEREAS, pursuant to the terms of a certain Asset Purchase Agreement (“Asset Purchase Agreement”) and the Technology License Agreement (the “License Agreement”), each between the Parties and each dated as of August 16, 2006, Keystone acquired from Isotis certain rights to manufacture, market and distribute the Dental Products in the Dental Field as set forth in the Asset Purchase Agreement and the License Agreement;

WHEREAS, Isotis has the necessary facilities, equipment, personnel, and professional experience to process and supply the Dental Products for Keystone;

WHEREAS, Isotis currently processes and supplies the Dental Products for Keystone pursuant to that certain Manufacturing and Supply Agreement between the Parties dated as of August 16, 2006, as amended (the “Existing Agreement”);

WHEREAS, the Parties wish to enter into a new agreement to supercede and replace the Existing Agreement to establish the terms and conditions pursuant to which Isotis shall process and manufacture the Dental Products for Keystone; and

WHEREAS, human tissue is an altruistic gift from a donor to a recipient, and according to the National Organ Transplant Act (42 U.S.C. Section 273 et seq.), as amended from time to time (“NOTA”), cannot be sold and is not the property of any entity but rather is held in the care of a non-profit tissue bank, as a public trust.

NOW THEREFORE, in consideration of the premises and promises in this Agreement, the Parties agree as follows:

1. DEFINITIONS

“AATB” means the American Association of Tissue Banks, or any successor entity.

“Adverse Event” has the meaning set forth in Section 7.5.

“Affiliate” means, with respect to a Person, each other Person controlled by, controlling, or under common control, with such Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of stock or other equity interest or as trustee or executor, by contract, or credit arrangement or otherwise; provided, however, that for the purposes of this Agreement any other portfolio companies of investors in Keystone Dental, Inc. or its Affiliates shall not be deemed to be an Affiliate of Keystone.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Applicable Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, ordinance, guidance, issuance, information sheet or other requirement to which the design, manufacture and sale or other distribution and use of the Dental Products and the conduct of the Dental Business are subject, including but not limited to (a) QS Regulations; (b) cGTP, (c) AATB standards, procedures and criteria, (d) Donor-eligibility determination requirements as set forth in 21 CFR 1271 et seq., (e) applicable EC directives and regulations including but not limited to Directive 2004/23/EC setting quality and safety standards relating to the procurement, processing, storage and distribution of human tissues and cells; (f) applicable laws and regulations for the manufacture, importation, distribution and sale of medical devices in the particular country in the European Community in which the Dental Products may be sold; and (g) applicable laws and regulations for the manufacture, importation, distribution and sale of medical devices in Canada.

“Asset Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

“Batch” means one normal production run of the applicable Dental Product manufactured from a single donor.

“Batch Records” means records and related documents developed by Isotis relating to the Batch in the course of manufacturing and supplying each Batch.

“Business Day” means each Monday through Friday except for those days recognized as legal holidays by the State of New York.

“cGTP” means the current good tissue practice regulations for human cell, tissue and cellular and tissue-based product establishments (including 21 CFR sections 1270 and 1271) promulgated by FDA pursuant to the FDC Act and any other relevant laws, rules regulations or practices.

“Claims” means any and all claims, demands, actions, liabilities, damages, losses, judgments, costs and expenses (including interest and penalties and reasonable attorneys’ fees and professional fees and expenses of litigation).

“Complaint” means any oral, written or electronic communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness or performance of a Dental Product or portion thereof that has been processed by, or on behalf of, Isotis after it is released for sale.

“Confidential Information” means Isotis Confidential Information and Keystone Confidential Information.

“Dental Applications” means the various dental applications for which the Dental Products may be used including for reconstructive and implant dental surgery, periodontics, endodontics, orthodontics, oral surgery and other dental applications, but specifically excluding hospital-based cranial and maxillofacial surgery applications.

“Dental Business” and “Dental Field” means the manufacture and distribution of the Dental Products solely for any and all Dental Applications.

“Dental Products” means those products as set forth on Exhibit A.

“DHR” means the Device History Record required under the QS Regulations and containing a compilation of records with the production history of a finished device.

“DMR” means the Device Master Record required under the QS Regulations and containing a compilation of records as to the procedures and specifications used to manufacture a finished Dental Product.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Existing Agreement” has the meaning set forth in the Recitals of this Agreement.

“Facility” means the manufacturing facility of Isotis located at 2 Goodyear, Irvine, California.

“FCPA” has the meaning set forth in Section 7.1.

“FDA” means the Food and Drug Administration of the United States of America and any successor agency.

“FDC Act” means the Federal Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated pursuant thereto.

“Firm Order” means a binding order for Dental Products submitted by Keystone and received by Isotis in accordance with the terms of Section 5 of this Agreement.

“Force Majeure Event” has the meaning set forth in Section 12.6 of this Agreement.

“Governmental Approvals” has the meaning set forth in Section 8.4(b) of this Agreement.

“Governmental Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of the United States, or any domestic state, county, city or other political subdivision, and their foreign equivalents.

“GTR” has the meaning set forth in Section 8.3.

“HCT/P” has the meaning set forth in Section 8.2.

“lndemnitee” has the meaning set forth in Section 11.9(g).

“Indemnitor” has the meaning set forth in Section 11.9(g).

“Initiated Recall” means a recall, field alert, product withdrawal or field correction (a) initiated by the FDA or other Governmental Authority or by a tissue bank supplying Material to Isotis; or (b) initiated voluntarily by either Party where evidence indicates that defects in materials or workmanship, improper manufacture of the Dental Products, failure of the Dental Products to meet the Specifications, improper handling or storage of the Dental Products or any other reason warrants such action.

“Isotis” has the meaning set forth in the Preamble of this Agreement.

“Isotis Confidential Information” means all information, belonging or relating to Isotis or its Affiliates, whether written or oral, however acquired, which is not generally known to the public, including without limitation, business or trade secrets, price lists, methods, formulas, know-how, customer lists, manufacturing processes, product costs, marketing plans, research and development and financial information. “Isotis Confidential Information” includes, without limitation, (i) Technical Information and other information as it relates to products other than the Dental Products or to the other businesses of Isotis and its Affiliates and (ii) information of third parties as to which Isotis and its Affiliates have a confidential arrangement or understanding.

“Isotis Indemnitees” means Isotis and its Affiliates, and their respective directors, officers, employees, representatives, agents, successors and assigns.

“Isotis Intellectual Property” has the meaning set forth in the License Agreement.

“Isotis Limited Warranty” has the meaning set forth in Section 11.7(a).

“Keystone” has the meaning set forth in the Preamble of this Agreement.

“Keystone Confidential Information” means all information, belonging or relating to Keystone which is not generally known to the public, including without limitation, business or trade secrets, price lists, Technical Information as it relates to the Dental Products only, customer lists, product costs, marketing plans, research and development and financial information.

“Keystone Indemnitees” means Keystone and its Affiliates, and their respective directors, officers, employees, representatives, agents, successors and assigns.

“License Agreement” has the meaning set forth in the Recitals of this Agreement.

“Licensed Patents” has the meaning set forth in the License Agreement.

“Materials” means all raw materials, supplies, packaging, and other materials and components, needed to produce the Dental Products as set forth in the Specifications.

“New Products” has the meaning set forth in the License Agreement.

“NOTA” has the meaning set forth in the Recitals of this Agreement.

“Party” and “Parties” has the meaning set forth in the Preamble of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Processing Fees” means the price paid to Isotis by Keystone for the processing of Dental Products. All references to Processing Fees throughout this Agreement are in U.S. dollars.

“Promotional Materials” has the meaning set forth in Section 3.2 of this Agreement.

“QS Regulations” means the Quality System Regulations (CFR Part 820) promulgated by the FDA, as amended from time to time, governing the manufacture of medical devices.

“Specifications” means, as they relate to each Dental Product, the Materials, procedures, requirements, standards, manufacturing, labeling, packaging, quality assurance testing, and other specifications for each Dental Product, and any and all improvements, modifications, additions and deletions which the Parties may make with respect thereto during the Term. Material improvements, modifications, additions and deletions to the Specifications will only be effective when approved by Keystone in writing in accordance with Section 2.5(c).

“Supplemental Orders” has the meaning set forth in Section 5.2(c) of this Agreement.

“Technical Information” has the meaning set forth in the License Agreement.

“Term” has the meaning set forth in Section 4.1 of this Agreement.

“Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Third Party” means any individual or entity other than a Party or an Affiliate of a Party.

2. SUPPLY AND MANUFACTURE OF DENTAL PRODUCTS

2.1 General; License under Keystone’s Exclusive License.

(a) General. Under this Agreement, Keystone engages Isotis as a technology and value added tissue-processing provider for the Dental Products pursuant to the terms and conditions contained herein. Isotis agrees that it will devote commercially reasonable resources to perform its obligations under this Agreement and shall use commercially reasonable efforts to source Materials and provide sufficient capacity to process and deliver the Dental Products to Keystone in accordance with the forecasts and the other terms and conditions of this Agreement. Keystone understands that the Materials include human derived tissue that may be, from time to time, limited in supply notwithstanding Isotis’ commercially reasonable efforts to obtain such Materials; accordingly, Keystone understands that it may be reasonable for Keystone to maintain some reasonable level of inventory of Dental Products based on historical data and to insure supply in the event of unanticipated interruptions in supply for a commercially reasonable period of time. A complete list of the Dental Products and their respective Processing Fees are attached hereto as Exhibit A.

(b) License. Keystone hereby grants to Isotis a non-exclusive and non-transferable right and license under the License Agreement and this Agreement solely for the supply and processing of the Dental Products for Keystone in accordance with the terms of this Agreement. Isotis acknowledges it has possession of copies of all Technical Information with respect to each Dental Product, which is required by Isotis to supply the Dental Products according to the Specifications. Upon the expiration or termination of this Agreement and as otherwise permitted under Section 2.3, Isotis shall have the right to manufacture, market and distribute New Products as set forth in Section 2.3, but the license grant to Isotis under this Section 2.1(b) to supply and process the Dental Products for use in Dental Applications will terminate.

(c) No Ownership. Isotis expressly acknowledges and agrees that, other than the rights and licenses granted under this Agreement and under the License Agreement, it has no right or claim to any other rights to use the Technical Information to manufacture or distribute the Dental Products for itself or any other Third Party for use in Dental Applications or to any modification, alteration or improvement to the Technical Information to manufacture or distribute the Dental Products for itself or any other Third Party for use in Dental Applications. Upon the expiration or termination of this Agreement and as otherwise permitted under Section 2.3, Isotis shall have the right to manufacture, market and distribute New Products as set forth in Section 2.3, but the license to supply and process the Dental Products for use in the Dental Field will terminate. Keystone acknowledges that Isotis processes and supplies products similar to the Dental Products for use outside of the Dental Field; understands that the Technical Information is used to supply and process products for use in fields other than the Dental Field; and further acknowledges and agrees that Isotis shall not be limited by Keystone from using the Technical Information outside of the Dental Field. Accordingly, Isotis shall at all times have the right to use information similar or identical to the Technical Information and all modifications, alterations or improvements to the Technical Information in all fields other than the Dental Field. Isotis shall also have the right to use information similar or identical to the Technical Information and all modifications, alterations or improvements to the Technical Information in connection with New Products to the extent permitted in Section 3.2 of the License Agreement. After the termination or expiration of this Agreement, the Parties shall continue to treat Confidential Information in accordance with the terms of the License Agreement and this Agreement.

2.2 Exclusivity. During the term of the License Agreement, Isotis will not supply or process the Dental Products for use in the Dental Business for itself or any Third Party. Without limiting the foregoing, Keystone will consider, on an as requested basis, modification to these restrictions where in its reasonable discretion it believes that the competitive impact on Keystone would be minimal or otherwise manageable. If Isotis breaches its obligations under this Section 2.2, Keystone, in addition to any other legal or equitable remedies that may be available to it, will have the option of terminating this Agreement.

2.3 New Products. The restrictions contained in Sections 2.1(b) and (c) and Section 2.2 shall not restrict Isotis from manufacturing, processing, marketing and distributing New Products in the Dental Field or offering New Products to Third Parties, to the extent permitted under Section 3.2 of the License Agreement (after complying with the requirements of Section 3.2 of the License Agreement).

2.4 Specifications. Isotis shall produce the Dental Products in compliance with the terms and conditions of this Agreement, including in compliance with the then-current Specifications and Applicable Law.

2.5 Changes to Dental Products and Specifications.

(a) If either Party is required by the FDA or other Governmental Authority to make changes affecting the processing of the Dental Products, such Party shall provide timely prior written notice to the other Party of the required change, including copies of all documentation from or to the FDA in connection with such required change. The Parties will consult with each other in good faith regarding the means to implement such change and an assessment of the changes to the Dental Products. Isotis agrees to make any such change in a timely manner. Keystone and Isotis shall mutually agree in advance to a budget for all reasonable project costs associated with such change to the extent related to the Dental Products, as well as a reasonable timeline for completion of the project. Keystone will pay Isotis project costs associated with such change not less than five (5) days prior to the calendar quarter in the timeline in which such costs are to be incurred. Isotis shall notify Keystone promptly of any related expenses that were not included in the original budget and shall invoice Keystone for the cost of such expenses as they are incurred. Isotis may increase the Processing Fees for the Dental Products to compensate Isotis for any actual increase in costs incurred to supply the applicable Dental Products as a direct result of such changes upon no less than (30) days advance written notice to Keystone.

(b) During the Term, if Keystone desires to amend or make changes to any applicable regulatory filing or other changes to the Dental Products that are not required by the FDA or other Governmental Authority and that affect the supply and/or processing of the Dental Products, Keystone will give written notice to Isotis of such proposed change, and provide Isotis with the revised relevant documents regarding such changes. Isotis will determine whether or not to proceed with such amendments or changes. If Isotis is willing to proceed with such amendments or changes, Keystone and Isotis shall mutually agree in advance to a budget for all reasonable project costs associated with such amendments or changes and a reasonable timeline for completion of the project. Keystone will pay Isotis all budgeted project costs associated with such amendments or changes prior to the commencement of the project. Isotis may increase the Processing Fees for the Dental Products to compensate Isotis for any increase in actual costs incurred to supply the applicable Dental Products as a result of such amendments or changes, provided that Isotis shall notify Keystone of any such cost increases prior to starting any work on the project and/or initiating any such changes under this Section 2.5(b).

(c) Isotis will not implement any material change relating to the Specifications or the Dental Products without obtaining Keystone’s prior written approval, which approval may (a) not be unreasonably withheld if such material change is required by Applicable Law, (b) be withheld in Keystone’s absolute discretion in all cases where the request would be a material change to the Specifications (as long as such material change is not required by Applicable Law) and (c) not be unreasonably withheld in all other cases. A “material change” is defined as any change that (i) affects the regulatory requirements for any Dental Product and/or would result in the need to file a 510(k) notification or modification to any existing and cleared 510(k) notification; (ii) represents a material change to a Specification, (iii) is reasonably believed by either Party to affect product safety or efficacy; (iv) represents a change to the Dental Product label or labeling; or (v) is reasonably believed by either Party to affect the quality of the applicable Dental Product. The determination as to whether a change to a Specification or Dental Product is a material change shall be made in good faith by an individual at Isotis with the requisite authority and qualifications to make the determination. Isotis shall maintain a written record of all changes deemed not to be material including but not limited to information regarding the nature of the change and the date the change was implemented. A copy of this record shall be sent to Keystone promptly upon a written request from Keystone. Attached hereto as Exhibit B is a copy of the current Specification.

2.6 Materials.

(a) IsoTis shall secure, inspect, approve and provide Materials in order to supply Firm Orders in compliance with all Applicable Laws (except for labeling requirements, to the extent that labeling has not been approved in writing by Isotis). Isotis shall ensure that all human tissue Materials are procured from a tissue bank complying with Applicable Laws.

(b) Isotis will maintain a current listing of all third party vendors qualified in accordance with Isotis’ standard operating procedures.

2.7 Quality Control

(a) Isotis will conduct all quality control, validation, process validation, and other assays and tests required to insure that Dental Products supplied and manufactured meet the Specifications, the cGMP, cGTP and other quality system requirements of the FDA, the standards and the procedures of the AATB and the other requirements of this Agreement. The cost of all such analysis, testing and validation will be borne by Isotis, unless changed as provided in Section 2.5, in which case costs are borne as provided in Section 2.5.

(b) Isotis will have sole responsibility for adopting and enforcing safety procedures for the handling and production of Materials and Dental Products and handling of any waste relating thereto that comply in all respects with all federal, state and local environmental and occupational safety and health requirements while the Materials are under the direct control of Isotis.

2.8 Storage and Shelf Life

(a) Isotis shall provide for adequate and proper storage of all Dental Products and Materials in accordance with Applicable Laws and the Isotis quality control system while Dental Products remain under the direct control of Isotis.

(b) Isotis shall give appropriate consideration to the nature and shelf life of each of the Materials, including but not limited to, the handling properties of the Materials and shall provide Keystone with Dental Products with a remaining shelf life from date of shipment of not less than 80% of the validated shelf life for each Dental Product.

3. PROCESSING FEES AND OTHER EXPENSES

3.1 Processing Fees. Keystone shall pay Isotis for Dental Products and Dental Product samples at the per unit Processing Fees listed in Exhibit A. Isotis may increase its Processing Fees for the Dental Products and Dental Product samples (i) as provided in Section 2.5 and (ii) annually effective after Isotis has given Keystone thirty (30) days prior written notice of such Processing Fee increases. Processing Fee increases shall apply to all orders shipped after the effective date of such increase. Annual increases shall not exceed the greater of (i) 3% or (ii) the annual change in the consumer price index for all items for all urban consumers for all cities as reported by the United States Bureau of Labor Statistics. If at any time during this Agreement, Isotis experiences a documented increase of its aggregate variable costs related to the Dental Products of greater than five percent (5%) in any calendar year the Parties will meet and confer in good faith to negotiate reasonable adjustments to the Processing Fee.

The NOTA applies to tissue implants and prohibits “any person to knowingly acquire, receive or otherwise transfer any human organ for valuable consideration for use in human transplantation...” As used in NOTA, the term “valuable consideration” does not include reasonable payments associated with the removal, transportation, implantation, processing, preservation, quality control, and storage of human tissue plus the application of technologies and operating costs associated with providing such technologies, to which human tissue has been added, for implantation or other surgical use. The Parties agree that the Processing Fees and other consideration paid pursuant to this Agreement are reasonable amounts with respect to Isotis’ services and overhead provided pursuant to this Agreement. All Processing Fees charged by Isotis to Keystone for Dental Products shall be in compliance with NOTA, and all subsequent fees charged by Keystone to its customers and end users for the Dental Products shall be in compliance with NOTA.

3.2 Packaging, Labeling and Trademarks.

(a) Artwork. All artwork and packaging graphics used by Isotis for Dental Products will be provided to Isotis by Keystone or approved by Keystone in writing before the manufacture of the applicable Dental Products. Such artwork and packaging graphics are and will remain the exclusive property of Keystone and may not be used by Isotis during or after the Term in any manner other than solely for the purposes of performing hereunder.

Keystone shall be responsible for all costs associated with development of artwork and preparation of packaging, labeling, labeling content and printer’s proofs for use with the Dental Products. In the event that Keystone makes changes to these items after such items are purchased or ordered by Isotis, or such in stock items or work-in-process inventory become obsolete, Keystone shall be responsible for the reasonable cost associated with those changes, including the actual cost of labeling and packaging components in stock remaining unused or work-in-process inventory. Prior to taking any actions to implement such changes, including, but not limited to re-labeling and repackaging components in stock remaining unused or work-in-process inventory, Isotis shall provide Keystone a detailed estimate of the anticipated costs related thereto.

Keystone and Isotis agree to reasonably cooperate on matters related to the advertising, marketing, packaging, printer’s proofs and other promotional material relating to the Dental Products (the “Promotional Materials”) in accordance with the terms of Section 8.1. Keystone’s labeling and labeling content must be reviewed for compliance with Applicable Laws and the regulatory approval for the Dental Products and approved in writing by Isotis in its reasonable discretion prior to their use.

(b) Trademarks and Labeling. Isotis will affix labeling to Dental Products as specified by Keystone, which labeling may bear one or more trademarks to be designated by Keystone. Keystone and Isotis agree to reasonably cooperate on matters related to the labeling of the Dental Products but in no event shall Isotis be required to affix labeling to the Dental Products which Isotis believes in its reasonable discretion does not comply with the Dental Products’ regulatory approvals. Nothing contained herein will give Isotis any right to use any trademark solely owned by Keystone except on Dental Products for Keystone, and Isotis will not obtain any right, title, or interest in any Keystone trademark by virtue of this

Agreement or its performance hereunder. The Dental Products labeling will in addition contain all notations as may be agreed by the Parties and as required by Applicable Laws. Isotis will not affix to Dental Products any other label, stamp or other mark identifying Isotis as the source of Dental Products, except as provided in this Section, as may be required by Applicable Law or regulations, or as otherwise agreed to by the Parties.

4. TERM AND TERMINATION

4.1 Term. Unless otherwise terminated pursuant to the terms of this Agreement, the term of this Agreement shall commence on the Effective Date and expire seven (7) years after the Effective Date (the “Term”).

4.2 Termination for Breach. Either Party may terminate the Agreement in the case of a material breach of the terms of this Agreement by the other Party which is not remedied by the other Party within thirty (30) days after receipt by the breaching Party of a detailed written notice of such breach (“Termination Notice”). Failure to pay in accordance with this Agreement shall be deemed a “material” breach. If the breaching Party does not cure the breach specified in the Termination Notice within thirty (30) days after receipt of such Termination Notice, this Agreement shall terminate.

4.3 Bankruptcy. This Agreement may be terminated by either Party immediately and without notice in the event the other (i) admits in writing its inability to pay its debts generally as they become due; (ii) makes a general assignment for the benefit of creditors; (iii) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it; (iv) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (v) seeks reorganization under any bankruptcy act, or consents to the filing of a petition seeking such reorganization, or (vi) ceases to do business itself or through a successor.

4.4 Rights and obligations upon termination.

(a) Mutual Obligations. After either Party provides notice of termination and pending termination of this Agreement, the Parties shall continue to perform their respective obligations hereunder until termination or expiration of the Term is effective. Expiration of the Term or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Each Party agrees upon request to return upon the expiration of the Term or termination of this Agreement all Confidential Information exchanged pursuant to Section 9 below, except as to such information it may be required to retain under Applicable Laws.

(b) Termination. Upon expiration of this Agreement or termination of this Agreement for any reason other than Keystone’s breach of this Agreement, Isotis will supply and ship all Dental Products ordered through a Firm Order(s) submitted to Isotis prior to the effective date of termination or expiration of the Term in accordance with the timeline set forth in the Firm Order (as accepted by Isotis), unless Keystone expressly excuses such obligation of Isotis, and Keystone shall pay the applicable amounts owed to Isotis therefor, all in accordance with the terms and conditions of this Agreement, unless Isotis expressly excuses such obligation of Keystone. Upon expiration or termination of this Agreement for any reason other than Isotis’ breach of this Agreement, Keystone shall purchase any remaining inventory of Dental Products not included in Firm Orders in accordance with the timeline set forth in the last forecast provided by Keystone to Isotis as well as labeling, packaging and materials related solely to the Dental Products in stock (but not including raw materials that Isotis can use for other customers) or ordered by Isotis and all work-in-process inventory related to the Dental Products, all in accordance with the terms and conditions of this Agreement.

(c) Cooperation. The Parties will confer and cooperate with one another, insofar as is reasonably practicable, to minimize the quantity of Materials remaining on the termination date.

5. FORECASTS, ORDERS, AND RELEASES

5.1 Firm Orders. Subject to the provisions of this Section 5, Keystone shall be obligated to purchase, and Isotis shall be obligated to process and deliver to Keystone, Dental Products for which there is an accepted Firm Order, whether pursuant to a forecast that is deemed binding hereunder, or pursuant to a purchase order (the terms and conditions of which are set forth in this Agreement). All Firm Orders shall be in writing, specify the quantity of each Dental Product and Dental Product sample ordered, the shipping destination, the per unit and aggregate Processing Fees for each Dental Product and Dental Product sample ordered (as such Processing Fees are set forth on Exhibit A to this Agreement) and must contain delivery dates not less than ninety (90) days after the date of receipt of the Firm Order by Isotis, unless otherwise agreed upon in writing by Isotis.

5.2 Forecasting. No later than the first Business Day of each calendar month, Keystone shall provide Isotis with a written rolling forecast (or updated forecast adding a new calendar month at the end of the prior forecast) as to Keystone’s estimated requirements of Dental Products and Dental Product samples for the next twelve (12) calendar monthly periods. Each calendar monthly forecast will consist of the following:

(a) Binding Order. The first three (3) calendar months’ forecast of each twelve (12) calendar month forecast shall be binding on Keystone and accompanied by a Firm Order for such forecasted amount of Dental Products and Dental Product samples. Delivery dates in each Firm Order must be at least ninety (90) days after the receipt of the Firm Order. Upon acceptance by Isotis pursuant to Section 5.3 below, Firm Orders shall be binding on both Parties. At all times during the Term, Isotis shall use commercially reasonable efforts to fill each Firm Order submitted by Keystone and accepted by Isotis.

(b) Increases and Decreases to Forecasts. Keystone may not increase the aggregate unit amount of each Dental Product forecasted in any month of any updated rolling forecast by more than twenty percent (20%) above the applicable amount of each Dental Product included in the prior month’s forecast, and may not reduce such amounts by more than fifteen percent (15%) below the applicable amount of each Dental Product included in the prior month’s forecast, without the prior written consent of Isotis.

(c) Supplemental Orders. Keystone may submit orders for quantities in excess of the amounts included in a Firm Order (“Supplemental Orders”). Such Supplemental Orders shall have a delivery date of not less than ninety (90) days after receipt by Isotis, and shall be subject to acceptance by Isotis. Isotis agrees to use its commercially reasonable efforts to fulfill such accepted Supplemental Orders.

(d) Non-Binding Forecast. Keystone will use commercially reasonable efforts to ensure that the forecast for months four (4) through twelve (12) of each twelve (12) month forecast is reasonably accurate, but the forecast for such months will not constitute a Firm Order and neither party will be bound in any manner to such forecasts.

(e) Failure to Provide Forecast. In the event that Keystone fails to provide a monthly forecast for a particular month that would otherwise constitute a Firm Order, the last available forecasted amounts for such month shall become a Firm Order. In the event that Keystone fails to provide a monthly forecast for two (2) consecutive calendar months, it shall be considered a material breach of this Agreement.

5.3 Acceptance of Firm Orders. Upon receipt of a Firm Order, Isotis shall review the order and shall have ten (10) Business Days from the Firm Order’s receipt to notify Keystone of Isotis’ acceptance or rejection of the Order. Due to the limited supply of Material, all Firm Orders are subject to acceptance by Isotis and Isotis shall be under no obligation to accept Firm Orders. If an order is rejected, Isotis shall provide Keystone with a reason for the rejection. In the event that Isotis fails to reject an Order in such ten (10) Business Day period, such order shall be deemed accepted. Isotis shall make commercially reasonable efforts to fill accepted Firm Orders with Dental Products within ninety (90) days of the receipt of the Firm Order. However, reasonable delay in shipment (where any delay of thirty (30) days or less after scheduled shipment shall be presumed reasonable) resulting from unanticipated manufacturing issues or delays shall not be considered a breach of this Agreement and shall not relieve Keystone of its obligations to accept such shipment.

5.4 Excess Shipments. Due to variances in sizes of donor lots of demineralized bone powder (“Donor Lots”), in filling any order for Keystone, Isotis has the right to deliver to Keystone a quantity of Dental Products or Dental Product samples from Donor Lots used to fill such order that is larger or smaller than the firm Order. Regardless of the size of a Finn Order, all Dental Products representing a single Donor Lot shall be shipped together. In the event that the Dental Products based on a Donor Lot results in a shipment in excess of ten percent (10%) of a Firm Order, such excess shall be applied to the Firm Order of the subsequent month. Keystone will pay for the Dental Products and Dental Product samples actually delivered.

5.5 Record Maintenance. As required by Applicable Law, Isotis will maintain Batch Records for each Batch and records relating to other quality matters, including DHR, DMR, complaint files and all records referenced in the Specifications in accordance with its written standard operating procedures.

6. KEYSTONE GENERAL OBLIGATIONS:

6.1 General. Keystone shall use commercially reasonable efforts to promote, market and distribute the Dental Products. Keystone shall (i) ensure that its sales personnel representing the Dental Products are trained in accordance with Keystone’s requirements with respect to the use of the Dental Products, and as required by Applicable Law (including without limitation, a corrective and preventive action system as required by the FDA) or similar regulatory authority with respect to the record keeping and reporting of any complaints and (ii) identify itself on all sales correspondence.

6.2 Compliance. Keystone shall not (i) alter the Dental Products or remove, cover, change, alter or add to the labels attached to the Dental Products by Isotis, (ii) pay, offer or promise to pay, or authorize payment of any money, or give, offer or promise to give, or authorize the giving of anything of value to any healthcare professional in violation of any anti-kickback statutes, the AdvaMed Code, or other applicable laws, rules or regulations or policies described therein, (iii) incur any obligation in the name of or on behalf of Isotis, (iv) make any warranty, representation or guaranty with respect to any Dental Products except as set forth in the warranty in Section 11.7 and shall not alter, modify or detract from any terms or conditions set forth in such warranty, whether by purchase order or otherwise or (v) during the Term, acquire the Dental Products or human-derived demineralized bone dental products similar to the Dental Products for resale to customers from any person, firm or entity other than Isotis or its Affiliates, provided that in the event an entity or business that (A) acquires Keystone or (B) is acquired by Keystone (in either case, by merger, stock or asset purchase or exclusive license of certain products) has a product similar to the Dental Products, Keystone or such acquirer shall be permitted to sell such similar product.

6.3 Trademarks. Other than those rights granted by Isotis to Keystone under (i) the License Agreement and (ii) the License Agreement between Isotis and Keystone, dated August 30, 2010 (the “2010 License Agreement”) (such rights to be further subject to the terms of this Agreement, including Section 8.1 hereof). Keystone shall not have the right to use any Isotis trademarks without prior written consent by Isotis. Keystone shall have the right to brand the Dental Products with its own trademarks, which it shall own and be responsible for maintaining (which trademarks are set forth on Exhibit A as the names of the Dental Products). Keystone agrees not to use the Isotis trademarks licensed to Keystone under the 2010 License Agreement in any manner which has an adverse effect on Isotis, its Affiliates or their respective businesses.

7. REGULATORY AND QUALITY OBLIGATIONS

7.1 Compliance with Applicable Laws. Each Party agrees to comply with: (i) the AdvaMed Code, as modified from time to time and which is incorporated into Keystone’s compliance policies (and which in no case shall be less restrictive than Isotis’ compliance policies), (ii) its responsibilities under the Safe Harbor Regulations relating to program “fraud and abuse” promulgated under the Social Security Act and Medicare and Medicaid Patient and Program Protection Act, (iii) its compliance policies which are consistent with the AdvaMed Code, (iv) the U.S. Foreign Corrupt Practices Act (“FCPA”), and (v) all Applicable Laws of any Governmental Authority, including but not limited to, those related to the advertising, promotion, distribution and use of the Dental Products, the standards and guidelines of the AATB, health, safety and environmental matters and record-keeping and reporting in compliance with all Governmental Authority regulations for Dental Products (which related records and reporting information shall be supplied to Isotis promptly upon request). Each Party further agrees to notify the other Party immediately upon receiving any notice with respect to a violation or alleged violation of any of the above mentioned Applicable Laws.

7.2 Marketing Compliance. Keystone represents and warrants to Isotis that the Dental Products will be marketed, stored and distributed in strict compliance with (i) all Applicable Laws, (ii) AATB standards and guidelines, FDA regulations and all other terms and conditions of this Agreement, (iii) applicable ISO, QSRs and cGTP, and (iv) all applicable regulatory submissions. Keystone further represents and warrants that all Keystone facilities used for storage and distribution of the Dental Products are AATB and FDA compliant.

7.3 Record Keeping. Each Party agrees to establish and accurately maintain a system of record keeping, including without limitation, distribution records to facilitate tracing of final disposition of Dental Products, a register of customer names and addresses and a system that complies with all Applicable Laws or as reasonably requested by Isotis (including without limitation, accurate complaint files and records enabling Keystone to determine the location of all Dental Products) and make such records available to Isotis as reasonably requested.

7.4 Audit. With at least two (2) weeks’ advance written notice from Keystone, Isotis shall permit Keystone or a Third Party auditor designated by Keystone to perform reasonable quality audits at the Facility during normal business hours and on a mutually agreeable date, in order to (i) inspect quality controls, including, but not limited to process validation, quality control documents, and those areas used in manufacturing, receiving, sampling, analyzing, storing, handling, packaging, shipping and distribution of the Dental Product and (ii) insure compliance with this Agreement and Applicable Law. Isotis shall reasonably cooperate with Keystone in such review. Such audits shall occur no more than once in any calendar year; provided, however, that if during any such audit Keystone reasonably identifies any material issues related to clauses (i) or (ii) above, it shall be entitled to review Isotis’ resolution of such material issues. Keystone’s representatives shall comply with all of Isotis’ policies and procedures, including those relating to safety, security and protection of Isotis Confidential Information, while conducting any review, inspection or audit of the Facility. Isotis shall comply with the reasonable requests of Keystone to remedy any non-conformances identified by Keystone. If an employee of Keystone is injured during a visit to Isotis’ facilities in the course of his/her employment, Keystone or its insurance carrier will be responsible for workmen’s compensation payments to such employee unless such injury is the result of the negligence or willful misconduct of Isotis.

Isotis shall have the right to send its representatives to review, during regular business hours, Keystone’s marketing and regulatory records related to the Dental Products and to Keystone’s compliance with this Agreement and Applicable Law by providing Keystone with not less than two (2) weeks’ advance written notice of Isotis’ desire to conduct such review. Keystone shall reasonably cooperate with Isotis in such review. Such reviews shall occur no more than once in any calendar year. Isotis’ representatives shall comply with all of Keystone’s policies and procedures, including those relating to safety, security and protection of Keystone Confidential Information, while conducting any such review. Keystone shall comply with the reasonable requests of Isotis to remedy any non-conformances identified by Isotis. If an employee of Isotis is injured during a visit to Keystone’s facilities in the course of his/her employment, Isotis or its insurance carrier will be responsible for workmen’s compensation payment to such employee unless such injury is the result of the negligence or willful misconduct of Keystone.

7.5 Complaints. Keystone agrees to maintain a written or electronic log of all Complaints relating to the Dental Products which have been received by Keystone from customers and any other Third Party and will forward a copy of each such Complaint to Isotis. Isotis will maintain a written or electronic log of all Complaints relating to the Dental Products which have been received by Isotis from customers and any other Third Party relating to the Dental Products and will forward a copy of each such Complaint to Keystone. If either Party receives a Dental Product Complaint, Keystone will investigate the Complaint in order to identify the root cause of the Complaint. If the Complaint does not relate to the processing of the Dental Product by Isotis, Keystone will review and investigate the Complaint and fax the final resolution documentation to Isotis. If the Complaint relates to the processing of the Dental Product by Isotis, Keystone will fax the original Complaint documentation to Isotis for review and investigation by Isotis. Isotis will review and investigate the Complaint and fax the final resolution documentation to Keystone. Keystone and Isotis will each maintain a written log of all Complaints relating to the Dental Products which have been received by such Party from customers and Third Parties, either directly or by the other Party. Both Parties will promptly notify the other Party of the receipt of any Complaint, and the conduct of an investigation and the response to all such Complaints shall be as provided above. If the Complaint relates to the processing of the Dental Products by Isotis, Keystone shall secure for Isotis the lot or Batch number of the Dental Product in question and the name of the health care professional (if available), and institution where the Complaint (or serious injury, defect or other fact or circumstance) occurred and assist Isotis in the investigation of the Complaint. Keystone shall determine which Complaints should be reported to the FDA or other responsible regulatory authority, and notify Isotis of such Complaint report. However, if Isotis reasonably determines that a Complaint should be reported to the FDA or other responsible regulatory authority and Keystone does not file the Complaint report, Isotis may file such Complaint report. If the Complaint is to be investigated by Keystone as provided above, Keystone will complete its investigation within thirty (30) calendar days of receiving knowledge of such Complaint and provide a reasonably detailed written summary to Isotis within seven (7) calendar days of completion of the investigation. If the Complaint is to be investigated by Isotis as provided above, Isotis will complete its investigation within thirty (30) calendar days of receiving knowledge of such Complaint and provide a reasonably detailed written summary to Keystone within seven (7) calendar days of completion of the investigation. The Parties will use commercially reasonable efforts to cooperate with each other in a timely manner, in the investigation of Complaints relating to the Dental Products.

Keystone will be responsible for filing any adverse reaction, applicable deviation reports or other Adverse Event (as defined below) with the FDA or other responsible regulatory authority. However, if Keystone chooses not to file or immediate filing is desirable, Isotis may file with the FDA or other responsible regulatory authority and notify Keystone of such filing. Each Party shall notify the other in writing within seven (7) calendar days of receipt of knowledge of any accident, or incident involving the Dental Products which results in personal injury or damage to property, and cooperate in the investigation and determination of the cause of such accident or incident and shall make available to the other Party all statements, reports and tests made to investigate such accident or incident; provided, however, that for serious, unexpected events, notice must be given within twenty-four (24) hours after receipt of the information and followed by written notice not less than two (2) calendar days thereafter. Furnishing such information and any investigation of such information or incident report shall not in any way constitute any assumption of any liability for such accident or incident by either Party. As used herein, “Adverse Event” means any adverse event in the health of a patient or human subject after the onset of implantation or administration of the Dental Products, without regard to a causal relationship between the material and the event.

The costs and expenses of an investigation and resolution of a Complaint or Adverse Event shall be borne by Keystone, except to the extent that the Complaint is the result of the failure of the Dental Product (that is the subject of the Complaint or Adverse Event) to comply with the Specifications for such Dental Product. Isotis shall bear the costs and expenses of investigation and resolution of a Complaint or Adverse Event caused by the failure of a Dental Product to comply with the Specifications. If as a result of the investigation by either Party, either Party determines that all or some of the liability for the Complaint is the responsibility of the other Party, then the Party making the determination shall obtain the prior written approval of the other Party before it may enter into any agreement involving the participation, liability or otherwise involving such other Party.

7.6 Governmental Authority Inspections. Each Party agrees to notify the other Party within three (3) Business Days of any audit, inspection or communication by, or contact with, the FDA or other Governmental Authority which involves the Dental Products. Each Party agrees to provide the other Party with a copy of the portion of the audit or inspection report or contact document and any response provided, which relate to the Dental Products. Each Party will provide reasonable assistance to the other Party, at no charge, if necessary or appropriate to respond to audits, inspections, inquiries, or requests concerning any Dental Product by a Governmental Authority.

7.7 Recalls. Each Party shall promptly notify the other Party of any situation which may lead to an Initiated Recall of any Dental Product. Both Parties will work together to properly manage an Initiated Recall with particular regard for the safety and urgency to the end customer. Keystone shall pay the out-of-pocket direct costs of an Initiated Recall, except to the extent that such Initiated Recall is caused by (i) the failure of the Dental Products to comply with the Specifications at the time such Dental Products are delivered to the common carrier, or (ii) Isotis’ failure to manufacture the Dental Products in compliance with Applicable Law (except with respect to labeling). Isotis shall pay the out-of-pocket direct costs of any Initiated Recall to the extent that such Initiated Recall is caused by (i) the failure of the Dental Products to comply with the Specifications at the time such Dental Products are delivered to the common carrier or (ii) Isotis’ failure to manufacture the Dental Products in compliance with Applicable Law.

Keystone shall be responsible for executing an Initiated Recall and Isotis agrees to cooperate with and reasonably assist Keystone. However, nothing shall prohibit Isotis from executing an Initiated Recall, if, in the reasonable judgment of Isotis, it believes a voluntary Initiated Recall may be necessary or desirable and Keystone shall cooperate with Isotis by promptly providing records to enable Isotis to trace the Products to the end-users.

7.8 Quality Agreement. The Parties have entered into the Quality Agreement attached as Exhibit B not later than the Effective Date.

7.9 Following expiration or termination of this Agreement, Keystone and Isotis shall reasonably cooperate with respect to the matters addressed in this Article 7.

8. ISOTIS OBLIGATIONS:

8.1	Promotional Materials.

(a)

Keystone shall provide a representative identified in advance by Isotis (the “Isotis Representative”) copies of all Promotional Materials, for purposes of review by Isotis, at least thirty (30) days prior to the initial date of any intended use of such Promotional Materials. The Isotis Representative shall initially be Francisco Haro.

(b)

Isotis shall have fifteen (15) Business Days from the date of acknowledgment of receipt of the Promotional Materials by the Isotis Representative to review them and provide to Keystone in writing any and all comments and suggested revisions or modifications with respect to such portion(s) of the Promotional Materials that: (i) contains or incorporates Isotis Confidential Information or uses any of Isotis’ trademarks (including without limitation, any trademarks licensed to Keystone by Isotis or any of its Affiliates); or (ii) in Isotis’ reasonable good faith judgment contains (1) information that is deceptive or fraudulent in nature, (2) information, that if published or distributed, would likely result in a violation of Applicable Law or regulatory approvals, (3) would likely have an adverse effect on Isotis or any Affiliates. If Keystone does not receive comments from the Isotis Representative within such fifteen (15) Business Day time period, Keystone shall notify Isotis of its failure to provide comments. If Isotis does not respond within seven (7) Business Days of receipt of such notice, Keystone may use the Promotional Materials; provided, that, if Isotis provides comments or suggested revisions to the submitted Promotional Materials after such use, Isotis shall be responsible for the actual direct costs associated with revising or modifying the Promotional Materials. In the event that the Isotis Representative provides Keystone comments or suggested revisions or modifications to the Promotional Materials within the time periods described above, Keystone shall revise the Promotional Materials and resubmit them to the Isotis Representative. If Keystone does not receive comments from Isotis within ten (10) Business Days following their resubmission, Keystone may use the Promotional Materials, provided, that, if Isotis provides comments or suggested revisions to the submitted Promotional Materials as permitted above after such use, Isotis shall be responsible for the actual costs associated with revising or modifying the Promotional Materials. To the extent that the Isotis Representative provides additional revisions or modifications, the Parties shall endeavor to agree upon final Promotional Materials within five (5) Business Days after Keystone has received notice thereof from the Isotis Representative. Isotis’ agreement to the Promotional Materials shall not be unreasonably withheld or conditioned.

(c)

To the extent Keystone does not agree to any Isotis suggested revisions or modifications to the Promotional Materials as set forth in (b) above, Keystone shall revise the Promotional Materials to remove the portion objected to by Isotis and then use the Promotional Materials for the marketing, promotion and distribution of Dental Products in accordance with the provisions of this Agreement. If the Parties cannot reach mutual agreement on all such portions of the Promotional Materials as set forth herein and Keystone removes any portions properly objected to by Isotis, Keystone warrants that it shall not include any such objected to portions of the Promotional materials in connection with the marketing, promotion and distribution of the Dental Products under this Agreement. Isotis acknowledges and agrees that Keystone shall be under no obligation to agree to any suggested revisions or modifications to the portions of the Promotional Materials that do not contain or incorporate the information described above but is required to remove such portions where mutual agreement cannot be reached. Keystone acknowledges and agrees that such Promotional Materials shall not be deemed approved by Isotis.

(d)

Notwithstanding the foregoing, in no event shall Isotis be required to label the Dental Products in such as manner as it, in its reasonable discretion, believes does not comply with Applicable Law or the Dental Product regulatory approvals.

(e)	After the expiration or termination of this Agreement, subsections (a)-(c) above shall not terminate unless and until Keystone discontinues use of the Isotis trademarks licensed to Keystone.

(f)	Isotis shall provide Keystone with technical assistance in developing sales, marketing and training materials.

8.2 Dental Product Requirements. Isotis will manufacture Dental Products in compliance with (i) the then-current Specifications, as such Specifications may be modified from time to time and (ii) standards, guidelines, rules, regulations and laws applicable to the processing, storage, packaging, labeling and shipment of Dental Products, including without limitation, applicable standards and guidelines of the AATB, the Human Cells, Tissues and Cellular and Tissue Based Products (“HCT/P”) Regulations (21 CFR Part 1271) promulgated by the FDA, as amended from time to time, governing the manufacture or processing of HCT/P and Isotis’ then-current standard operating procedures, as modified from time to time.

8.3 Tracing. Isotis shall include a customary Graft Tracing Record (“GTR”) in the packaging for return to Keystone.

8.4 Regulatory Approvals.

(a) United States. Pursuant to the Asset Purchase Agreement, Isotis sold, and Keystone purchased, all 510(k) clearances related to Dental Applications of the Dental Products. Keystone shall be responsible for maintaining such approvals in the United States.

(b) Further Governmental Approvals. If Keystone desires to obtain governmental approvals (including without limitation, approvals, permits, licenses, registrations and other regulatory clearances for the promotion and sale of the Dental Products, hereinafter “Governmental Approvals”) to promote and sell any Dental Products in any country other than the United States, Keystone shall be solely responsible for obtaining such Governmental Approvals. In the event that Keystone requires Isotis’s cooperation in securing a Governmental Approval, Keystone and Isotis shall agree on the costs and expenses and timetable for filing and preparation costs and Isotis shall cooperate with Keystone after Keystone pays to Isotis all such costs and expenses. Such costs and expenses shall include both out-of-pocket expenses and Isotis’ internal costs associated with such cooperation.

9. CONFIDENTIALITY

9.1 Confidential Information.

(a) Keystone represents, warrants and covenants that it has not, directly or indirectly, disclosed, and agrees that it shall not, directly or indirectly, without the prior written consent of Isotis, disclose to any Third Party, pursuant to a press release or otherwise, any Isotis Confidential Information. Keystone shall not disclose the specific terms and conditions of this Agreement or previous agreements between Isotis and Keystone and the parties to such agreements. Notwithstanding the foregoing, Isotis Confidential Information does not include any such information as of the date of disclosure to, or acquisition by, Keystone that was (i) obtained by Keystone from a Third Party with no obligation of confidentiality to Isotis or its Affiliates, (ii) disclosed in published literature (not in violation of any confidentiality obligation of Keystone), (iii) generally available to the industry or (iv) known to Keystone prior to the time of disclosure by Isotis and such knowledge can be substantiated by reasonable documentation. Keystone further represents, warrants and covenants that it has not, directly or indirectly, disclosed, and agrees that it shall not, directly or indirectly, without the prior written consent of Isotis, use any Isotis Confidential Information for any reason or purpose other than as contemplated by this Agreement. For the avoidance of doubt, Section 9.1(a) and Section 9.2 of this Agreement shall supercede and limit any rights granted to Keystone under the License Agreement to the extent provided in Section 9.2 of this Agreement.

(b) Isotis represents, warrants and covenants that it has not, directly or indirectly, disclosed, and agrees that it shall not, directly or indirectly, without the prior written consent of Keystone, disclose to any Third Party, pursuant to a press release or otherwise, any Keystone Confidential Information. Isotis shall not disclose the specific terms and conditions of this Agreement or previous agreements between Keystone and Isotis, and the parties thereto. Notwithstanding the foregoing, Keystone Confidential Information does not include any such information as of the date of disclosure to, or acquisition by, Isotis that was (i) obtained by Isotis from a Third Party with no obligation of confidentiality to Keystone or its Affiliates, (ii) disclosed in published literature (not in violation of any confidentiality obligation of Isotis), (iii) generally available to the industry or (iv) known to Isotis prior to the time of disclosure by Keystone and such knowledge can be substantiated by reasonable documentation. Isotis further represents, warrants and covenants that it has not, directly or indirectly, disclosed, and agrees that it shall not, directly or indirectly, without the prior written consent of Keystone, use any Keystone Confidential Information for any reason or purpose other than as contemplated by this Agreement.

9.2 Degree of Care. Notwithstanding Section 9.1, each Party may disclose Confidential Information received pursuant to this Agreement to its directors, officers, employees, consultants, attorneys and accountants and other agents and representatives, but shall limit all such access and use to those that have a need-to-know in connection with the business relationship established hereunder and further provided that such persons and entities are obligated to hold the Confidential Information in confidence in accordance with restrictions and procedures no less stringent than provided for herein.

Keystone may only disclose information about the Dental Products to any person or entity for purposes of discussing a manufacturing relationship within eighteen months prior to the end of the Term, and may only occur if such person or entity agrees to a confidentiality agreement with Keystone and Isotis containing provisions permitting the use such information only for the purposes of manufacturing Dental Products for Keystone and not for any other purpose and substantially in the form attached as Exhibit E.

Each Party shall be responsible for any breach of this Section 9 by its directors, officers, employees, consultants, attorneys and accountants and other agents and representatives. Each Party covenants that it shall exercise the same degree of care with respect to the other Party’s Confidential Information as it would its own Confidential Information, and, in any event, shall exercise no less than a reasonable degree of care.

9.3 Remedies. The Parties hereto understand and agree that this Section 9 is reasonable and necessary to protect the Parties respective business interests. The Parties further agree that the other may suffer irreparable harm from a breach of this Section 9. Thus, in addition to any other rights or remedies, all of which shall be deemed cumulative, a Party shall be entitled to pursue injunctive relief to enforce the terms of this Section 9 without the necessity of proof of damages or the posting of a bond or other security.

9.4 Disclosure Required by Law. Notwithstanding Section 9.1, a receiving Party may disclose the other Party’s Confidential Information if such information is required by Law to be disclosed in response to a valid order of a court of competent jurisdiction or authorized Governmental Authority, provided that the receiving Party must give the disclosing Party prompt written notice and obtain, or allow for and reasonably cooperate with the disclosing Party to obtain, a protective order prior to such disclosure. In any event, a receiving Party shall disclose only that portion of the Confidential Information which is legally required and will use all commercially reasonable efforts to assure that confidential treatment is accorded any Confidential Information.

9.5 Return of Copies. Upon termination of this Agreement, each Party shall, upon the written request of the other Party, return all copies, whether in paper, electronic, or other format, of all Confidential Information received by it from the other Party which contain the other Party’s Confidential Information, or destroy all of such documents and certify in writing the destruction thereof to the other Party, except that one copy thereof may be retained solely for archival or regulatory compliance purposes in the files of the counsel for the Party.

10. NOTICES AND INSURANCE

10.1 Notices. All notices, approvals, and other communications required or permitted herein shall be in writing and shall be delivered personally (which shall include delivery by courier or overnight delivery service) or sent by certified or registered mail, postage prepaid, return receipt requested.

If to Isotis:	Isotis Orthobiologics, Inc.
c/o Integra LifeSciences Corporation
311 Enterprise Drive, Plainsboro, NJ 08536
Attention: Senior Vice President, Corporate Development

With required copy to:	Senior Vice President and General Counsel
Isotis Orthobiologics, Inc.
c/o Integra LifeSciences Corporation
311 Enterprise Drive, Plainsboro, New Jersey 08536

If to Keystone:	Keystone Dental, Inc.
144 Middlesex Turnpike
Burlington, MA 01803
Attention: Chief Executive Officer

With required copy to:	Keystone Dental, Inc.
144 Middlesex Turnpike
Burlington, MA 01803
Attention: General Counsel

Either Party may change its address for notice purposes by providing written notice of the change of address to the other Party.

10.2 Insurance.

a. Keystone and Isotis shall each maintain in force commercial general liability insurance for bodily injury and property damage with minimum annual limits of (i) $10,000,000 per occurrence and (ii) $ 10,000,000 in the aggregate and continuing until the fifth (5th) anniversary of the termination or expiration of this Agreement.

b. The insurance shall satisfy the following requirements:

(i) be issued by carriers having a Best’s Rating of A or better, and a Best’s Financial Size Category of Class VII or better, and shall be licensed to do business in the applicable jurisdiction;

(ii) be primary, with the policies of the other Party being excess and contributing;

(iii) be endorsed to provide a waiver of subrogation in favor of the other Party;

(iv) contain a provision in which the insured Party will provide sixty (60) days prior written notice to the other Party of cancellation, suspension, non-renewal or substantial modification.

c. Each Party shall furnish the other Party with certificates of insurance, copies of all insurance policies and renewals thereof to be maintained hereunder. All certificates of insurance must be received and be reasonably acceptable, no later than the Effective Date of this Agreement, and annually thereafter. Insurance shall not contemplate recourse against the other Party for payment of premiums or other amounts with respect thereto.

11. GENERAL TERMS AND CONDITIONS REGARDING ORDERS

11.1 Acceptance and Agreement. ALL SALES AND ORDER(S) ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT, UNLESS OTHERWISE EXPRESSLY AGREED TO IN WRITING BY BOTH PARTIES. NO VARIATION OF THESE TERMS AND CONDITIONS WILL BE BINDING UPON THE PARTIES HERETO UNLESS AGREED TO IN WRITING AND SIGNED BY AN OFFICER OR OTHER AUTHORIZED REPRESENTATIVE OF BOTH PARTIES. ANY ADDITIONAL OR DIFFERENT TERMS, ADDITIONS, OR EXCEPTIONS PROPOSED BY EITHER PARTY (WHETHER IN A PURCHASE ORDER, OTHER PRINTED FORM OR ELSEWHERE) ARE OBJECTED TO AND HEREBY REJECTED, UNLESS SUCH TERMS, ADDITIONS, OR EXCEPTIONS ARE APPROVED SPECIFICALLY BY BOTH PARTIES IN WRITING. NO COURSE OF PRIOR DEALINGS OR USAGE OF TRADE SHALL BE RELEVANT TO SUPPLEMENT OR EXPLAIN ANY TERM USED HEREIN. ANY CLERICAL ERRORS BY EITHER PARTY ARE SUBJECT TO CORRECTION.

11.2 Changes. Any Firm Order(s) deriving herefrom or related hereto may be changed, cancelled or amended only by written agreement signed by both Keystone and Isotis, setting forth the particular changes to be made and the effect, if any, of such changes on the transfer fee and time of delivery. Neither Party may cancel any accepted Firm Orders unless such cancellation is expressly agreed to in writing by the other Party. In the event of a cancellation that is expressly agreed to in writing by Isotis, Isotis will advise Keystone of the total amount of expenses reasonably incurred by Isotis as a result of such Firm Order and such cancellation, if any, and Keystone agrees to pay such such reasonable expenses. Any permitted returns of unused goods will be handled in accordance with Section 11.11.

11.3 Delivery and Claims.

(a) Shipping and Delivery. Terms for the shipments of Dental Products and Dental Product samples will be ExWorks (INCOTERMS 2010). Keystone shall pay shipping and freight costs, which will be added to the invoice for each Firm Order. Shipment must be to a destination that is a licensed tissue bank and complies with AATB standards, procedures and criteria and Applicable Law. Delivery of the Dental Products and Dental Product samples to the carrier at Isotis’ shipping point shall constitute delivery to Keystone and, subject to the following proviso, Keystone shall bear all risk of loss or damage in transit; provided, however, that Isotis shall be responsible for insuring that the Dental Products are shipped in the appropriate shipping containers and otherwise in accordance with the appropriate shipping protocol, as set forth in the Specifications. The general method of shipment shall be determined by Keystone and approved by Isotis, Isotis shall consider any reasonable requests made by Keystone with respect to shipping; however, Isotis reserves the right, in its discretion, to change the exact method of shipment and to make delivery in installments, all such installments to be separately invoiced and paid for when due as provided in Section 11.5, without regard to subsequent deliveries. However, in accordance with the terms of Section 5.4 all Dental Products representing a single Donor Lot shall be shipped together.

(b) Batch Approval and Release; Inspection and Acceptance. Isotis shall be responsible for all Batch approval and release after appropriate validation and inspection to ensure the Dental Products satisfy the Specifications and comply with all quality control requirements. Upon Keystone’s receipt of any Dental Products shipped hereunder, Keystone shall inspect the Dental Products and notify Isotis in writing within ten (10) Business Days after the goods have been received by Keystone of any claims for shortages or failure to meet applicable Specifications and shall hold the Dental Products for Isotis’ written instructions concerning disposition. Any rejection of Dental Products by Keystone submitted to Isotis will be in writing (sent in accordance with Section 10.1 no later than the tenth (10th) Business Day following the date of receipt of the applicable Dental Products) accompanied, if appropriate, by a report of analysis (including an adequate Dental Products sample from the Batch analyzed). If Isotis agrees that such rejection was justified, Isotis will promptly repair or replace the Dental Products or credit Keystone’s account for the Processing Fees of such Dental Products.

If Keystone fails to so notify Isotis within ten (10) Business Days after the Dental Products have been received by Keystone, such Dental Products shall conclusively be deemed to conform to the terms and conditions hereof and to have been irrevocably accepted by Keystone.

If Isotis disagrees with Keystone’s rejection of any Dental Products, the Parties will work in good faith to resolve the dispute. If after such good faith negotiation, the Parties fail to reach an agreement as to whether the rejection was justified, the Parties will mutually agree upon a qualified Third Party testing laboratory to test samples of such Batch of Dental Products to determine whether or not such Batch failed to meet the applicable Specifications. The findings of such Third Party will be binding on both Parties. The non-prevailing Party shall bear the costs of the evaluation, including shipping costs.

11.5 Payment.

(a) Payment Terms. Isotis will invoice Keystone for the Processing Fee at the time of shipment of the Dental Products in accordance with this Agreement. If Keystone disagrees with the amount of any invoice submitted by Isotis, Keystone will promptly notify Isotis of such disagreement and the Parties will promptly attempt to resolve the difference. The payment terms for all undisputed amounts of an accepted Firm Order are net thirty (30) days from the date of invoice, unless otherwise stated. Unpaid balances over thirty (30) days will be subject to a 10% per annum service charge.

(b) Default. In the event of default by Keystone in the payment of the Processing Fees for any Dental Products, Isotis, at its option, without prejudice to any other lawful remedy, (i) may defer delivery and/or (ii) change the terms of payment to payment in full or in part in advance of shipment of the balance of undelivered orders and for future orders. Keystone agrees to pay all costs, including, but not limited to, reasonable attorney and accounting fees and other expenses of collection resulting from any default by Keystone in payment in accordance with this Agreement, without any withholding or set-off.

11.6 Taxes and Other Charges. Any use tax, sales tax, excise tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any Governmental Authority, on or measured by the transaction between Keystone and Isotis, except for taxes of Isotis’ income, shall be paid by Keystone in addition to the Processing Fees quoted or invoiced. In the event Isotis is required to pay any such tax, fee or charge, Keystone shall reimburse Isotis therefor; or Keystone shall provide Isotis at the time the order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.

11.7 Warranties; Limitation of Liability.

(a) Product Warranty. Isotis warrants that the Dental Products shall conform to the Dental Product limited warranty attached hereto as Exhibit D (THE “ISOTIS LIMITED WARRANTY”). THE WARRANTIES CONTAINED IN THIS AGREEMENT AND THE ISOTIS LIMITED WARRANTY ARE EXCLUSIVE AND ISOTIS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION, OR WARRANTY OF QUALITY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THE ATTACHED WARRANTY, OR (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE OR (III) WARRANTIES OF NON-INFRINGEMENT. KEYSTONE UNDERSTANDS THAT NO EMPLOYEE, OFFICER, AGENT OR REPRESENTATIVE OF ISOTIS IS AUTHORIZED IN ANY WAY TO MAKE ANY STATEMENT TO THE CONTRARY WHICH SHALL BE BINDING ON ISOTIS OR TO ASSUME FOR ISOTIS ANY OTHER LIABILITY IN CONNECTION WITH THE DENTAL PRODUCTS.

(b) Warranty Exclusions. Isotis’ warranties made in connection with a sale or a Firm Order shall be effective only on the conditions set forth from time to time in this Agreement and the Isotis Limited Warranty; for example and without limiting any other exclusion that may be set forth from time to time in such warranty and this Agreement, such warranty shall not apply to, and Isotis shall not be responsible for, any loss or damages arising in connection with the purchase or use of any Dental Product (i) which has been repaired by anyone other than an authorized service representative of Isotis or (ii) which has been repaired or serviced using materials or parts provided, modified or designed by anyone other than Isotis or its authorized representatives, or (iii) which has been, altered in any way so as, in Isotis’ reasonable judgment, to affect its stability or reliability, or which has been subject to misuse, negligence or accident, or (iv) which has been subject to improper or negligent installation, storage or handling, or (v) which has been subject to improper cleaning, sterilization or maintenance, or (vi) which has been subject to accidental damage arising from acts of God, electrical power damage, equipment malfunction, unusual stress, unreasonable operating procedures or abnormal or extreme operating conditions or (vii) which has been used otherwise than in accordance with the instructions furnished by Isotis, in each case occurring after delivery by Isotis to the common carrier for shipment. Isotis’ sole and exclusive obligation and Keystone’s sole and exclusive remedy with respect to Dental Products proved to Isotis’ satisfaction to be defective or nonconforming shall be replacement of such Dental Products without charge or refund of the Processing Fees, in Isotis’ sole discretion, upon the return of such Dental Products in accordance with Isotis’ instructions.

(c) Limitation of Liability. NEITHER PARTY SHALL IN ANY EVENT BE LIABLE FOR INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, OF ANY KIND RESULTING FROM ANY USE OR FAILURE OR ACQUISITION OF THE DENTAL PRODUCTS, (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) INCLUDING WITHOUT LIMITATION, LIABILITY FOR LOSS OF USE, LOSS OF WORK IN PROGRESS, DOWN TIME, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS, OR LOSS OF DENTAL PRODUCTS OR ANY OTHER USE OR ANY LIABILITY OF EITHER PARTY TO A THIRD PARTY ON ACCOUNT OF SUCH LOSS, OR FOR ANY LABOR OR ANY OTHER EXPENSE, DAMAGE OR LOSS OCCASIONED BY SUCH PRODUCTS UNLESS CAUSED BY THE OTHER PARTY’S (I) GROSS NEGLIGENCE OR WILLFUL OR INTENTIONAL MISCONDUCT OR (II) BREACH OF THE CONFIDENTIALITY OR INTELLECTUAL PROPERTY PROVISIONS OF THIS AGREEMENT.

EXCEPT IN THE CASE OF (I) A CLAIM FOR THIRD PARTY INDEMNIFICATION UNDER SECTION 11.9(D) OF THIS AGREEMENT AND (II) GROSS NEGLIGENCE OR WILLFUL OR INTENTIONAL MISCONDUCT AND (III) ISOTIS’ ABANDONMENT OF ITS WORK UNDER THIS AGREEMENT, ISOTIS’ LIABILITY IN THE AGGREGATE WITH RESPECT TO PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT AND ANY DENTAL PRODUCTS OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT (WHETHER IN TORT, ACTIVE, PASSIVE OR IMPUTED OR STRICT LIABILITY) SHALL IN NO EVENT EXCEED $1,500,000.

11.8 Keystone’s Use of Dental Products. Dental Products are intended for the use set forth in Dental Products labeling approved in writing by Isotis, and are not to be used for any other purposes. Keystone warrants to Isotis that Keystone shall not adulterate or misbrand (within the meaning of the FDC Act) the Dental Products. Keystone agrees to comply with all written instructions furnished by Isotis relating to the use of the Dental Products and not misuse the Dental Products in any manner.

11.9 Representations and Indemnity.

(a) Supply of Dental Products; Licenses, Permits. Isotis represents and warrants that at the time of execution of this Agreement and at all times during the Term, (A) all Dental Products supplied and manufactured by Isotis for Keystone will, at the time of delivery (i) be supplied and manufactured in accordance and in compliance with the Specifications in all material respects, (ii) not be adulterated or misbranded under the meaning of the FDC Act, (iii) be produced in an FDA-registered manufacturing facility and in a manner which complies with all Applicable Laws and (iv) be supplied with labeling and packaging set forth in the Specifications and (B) it has obtained and maintains all licenses, permits and approvals required by all Governmental Entities and under all Applicable Laws for its manufacturing facilities, including the Facility, and that such facilities conform and will continue to conform to cGMP, ISO 13485-2003 and other applicable quality control standards.

(b) Use of Dental Products. Keystone covenants that it shall use all Dental Products ordered herein in accordance with Section 11.8 (Keystone’s Use of Dental Products).

(c) Survival. Each representation and warranty contained herein shall survive inspection and acceptance of the Dental Products and the expiration of the Term.

(d) Isotis Indemnification. Except to the extent a Claim is subject to indemnification by Keystone under Section 11.9(e), Isotis agrees to indemnify and defend the Keystone Indemnitees and hold the Keystone Indemnitees harmless from and against any and all Claims of Third Parties arising out of, in connection with, or resulting from (i) any breach of any representation, warranty, covenant or agreement made by any Isotis lndemnitee in this Agreement (including the failure of the Dental Products to comply with the Specifications), (ii) the violation of any Applicable Law, (iii) products liability resulting from the failure of the Dental Products to comply with the Specifications, (iv) any infringement or alleged infringement of any Third Party patent, copyright, trade secret or other intellectual property resulting from the failure of the Dental Products to comply with the Specifications, and (v) the gross negligence or willful or intentional misconduct of any lsotis Indemnitee.

(e) Keystone Indemnification. Except to the extent a Claim is subject to indemnification by Isotis under Section 11.9(d), Keystone agrees to indemnify and hold harmless the Isotis Indemnitees and hold the Isotis Indemnitees harmless from and against any and all Claims of Third Parties arising out of, in connection with, or resulting from (i) products liability of any kind (ii) the breach of any representation, warranty, covenant or agreement made by any Keystone Indemnitee in this Agreement, (iii) the violation of any Applicable Law, (iv) the negligence or willful or intentional misconduct of any Keystone Indemnitee (v) any infringement or alleged infringement of any Third Party patent, copyright, trade secret or other intellectual property and (vi) the use of any Promotional Materials or labeling.

(f) Comparative Negligence. In any case in which Claims of Third Parties arise out of or are caused by both Keystone’s negligence and Isotis’ negligence, a comparative negligence standard shall apply with respect to the Parties’ enumerated obligations under this Section 11.9.

(g) Claim Procedures. A Party that intends to claim indemnification under this Agreement (the “lndemnitee”) for Claims shall promptly notify the other Party (the “lndemnitor”) in writing of such Claim in respect of which the Indemnitee or its directors, officers, members, employees, counsel, agents or representatives intends to claim such indemnification, and the Indemnitor, at its cost and expense, shall have the right to participate in, and to the extent the lndemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the lndemnitor would be inappropriate due to actual or potential differing interests between such lndemnitee and the other Party represented by such counsel in such proceeding. The Indemnitor shall control the defense and/or settlement of any such Claims, and this indemnity agreement shall not apply to amounts paid by the lndemnitee in connection with any Claims if such payments are made without the consent of the Indemnitor. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if and to the extent prejudicial to its ability to defend such Claim, shall to such extent relieve such Indemnitor of any liability to the Indemnitee under this Article 11. At the Indemnitor’s request and expense, the Indemnitee and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any Claims covered by this indemnification and provide full information with respect thereto.

11.10 Patent Disclaimer. Isotis does not warrant that the use, distribution or sale of the Dental Products described hereunder will not infringe the claims of any United States or other patents covering the Dental Products itself or the use thereof in connection with other Dental Products or in the operation of any process.

11.11 Returns. Dental Products may not be returned except with Isotis’ permission, and only in strict compliance with Isotis’ return shipment instructions. Any returned items may be subject to a restocking fee as determined in accordance with Isotis’ policies in effect at the time of the return.

12. MISCELLANEOUS

12.1 Independent Contractors. This Agreement shall not constitute either Party as an employee, agent, partner or legal representative of the other Party for any purpose, or give either Party any right to supervise or direct the functions of the other Party. Neither Party shall have authority to act for or obligate the other Party in any way or to extend any representation or warranty on behalf of the other Party. Each Party agrees to perform under this Agreement solely as an independent contractor and shall not hold itself out as an employee or agent of the other Party in any sense. Each Party agrees not to permit its employees or agents to do anything that might be construed or interpreted as acts of the other Party.

12.2 Integration. This Agreement supercedes all prior discussions, negotiations and agreements between the Parties concerning the subject matter hereof, including without limitation, the Existing Agreement. Isotis and Keystone agree that nothing in any Keystone purchase order or other document submitted pursuant to this Agreement shall in any way modify or add to the terms and conditions set forth in this Agreement (except for identification of Dental Products, quantity and delivery date consistent with this Agreement).

12.3 Waiver. The failure of either Party to strictly enforce any term or condition stated herein or exercise any right arising hereunder shall not constitute a waiver of such Party’s right to enforce such terms or conditions or exercise such right thereafter. All rights and remedies of each Party against the other Party with regard to this Agreement are cumulative and are in addition to any other rights and remedies each Party may have at law or in equity.

12.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns. Neither Party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party, to any Affiliate and to any successor to substantially all of its business or assets to which this Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise, without the consent of the other Party.

12.5 Severability. If any provisions of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or violate any Applicable Law, this Agreement is to be considered divisible as to such provision and such provision is to be deleted from this Agreement, and the remainder of this Agreement shall be deemed valid and binding as if such provision were not included herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

12.6 Force Majeure. If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party’s reasonable control, including, without limitation, fire, explosion, flood, acts of war, terrorism, or other acts of God; acts, regulations, or laws or application thereof; terrorism, war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carrier, embargo or other governmental action or request, failure of suppliers; public utilities or common carriers (a “Force Majeure Event”), such non-performing Party shall give notice thereof to the other Party within seven (7) calendar days of becoming aware of such Force Majeure Event and shall use reasonable commercial efforts to cure or correct any such Force Majeure Event and to resume performance of its affected obligations as soon as possible. Promptly upon delivery of notice of a Force Majeure Event, the Parties shall cooperate to revise the rolling forecast and any oustanding Firm Orders to take into consideration the impact of the Force Majeure Event on the applicable Party’s obligations hereunder.

12.7 Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to its conflict of laws provisions.

12.8 Survival. Articles 1, 9, 10, 12 and 13 and Sections 2,1(c), 2,2, 2.3, 32(a) and 3.2(b)(but only to the extent required to comply with Section 8.1(e) for so long as the terms of Section 8.1(e) apply), 4.4, 5.5, 6.3, 7.3 (with respect to Dental Products manufactured by or on behalf of Isotis), 7.5 (with respect to Dental Products manufactured by or on behalf of Isotis), 7.7 (with respect to Dental Products manufactured by or on behalf of Isotis), 7.9, 8.1,11.5, 11.6, 11.7, 11.8, 11.9 and 11.10 of this Agreement shall survive the termination or expiration of the Agreement.

12.9 Section Headings. Section headings herein are for convenience only, are not part of the terms and conditions and shall not affect their interpretation.

13. EXECUTION

13.1 This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument and to be effective as of the date hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

KEYSTONE DENTAL, INC.

By:	/s/ Michael Kehoe
Name:	Michael Kehoe
Title:	President & CEO

ISOTIS ORTHOBIOLOGICS, INC.

By:	/s/ JOHN B. HENNEMAN III
Name:	JOHN B. HENNEMAN III
Title:	DIRECTOR

EXHIBIT A

DENTAL PRODUCTS, DENTAL PRODUCT SAMPLES AND PROCESSING FEES (Per Unit Processing Fees, in United States Dollars)

DENTAL PRODUCT	PROCESSING FEE
Accell Connexus 0.5cc	$85.25
Accell Connexus 1.0cc	112.69
Accell Connexus 2.5cc	216.76
Accell Connexus 5.0cc	378.05

DynaBlast Paste 0.5cc	$57.29
DynaBlast Paste 1.0cc	76.38
DynaBlast Paste 3.0cc	153.42

DynaBlast Putty 1.0cc	87.33
DynaBlast Putty 2.5cc	143.83
DynaBlast Putty 5.0cc	205.50

DynaGraft D Gel 0.5cc	$61.96
DynaGraft D Gel 1.0cc	79.31
DynaGraft D Gel 5.0cc	203.58

DynaGraft D Putty 1.0cc	85.82
DynaGraft D Putty 2.5cc	146.44
DynaGraft D Putty 5.0cc	233.53

Sample Pricing

Size	1cc	2cc
DynaGraft D Gel Sample	$58.35	$90.18
DynaGraft D Putty Sample	$79.57	$132.61
DynaBlast Paste Sample	$53.05	$79.57
DynaBlast Putty Sample	$58.35	$100.79
Accell Connexus Sample	$84.87	$148.53

EXHIBIT B

QUALITY AGREEMENT

(See Attached)

Keystone Dental, Inc., ISOTIS Orthobiologics, Inc. and lntegra LifeSciences

Corporation on behalf of ISOTIS Orthobiologics, Inc. (as described below)

Quality Agreement

Approvals:

Francisco Haro	Date
Manager, Quality Assurance and Regulatory Affairs, Private Label
Integra LifeSciences Corporation

Marcela Rios Vessell	Date
Vice President, Quality Assurance, Corporate
Integra LifeSciences Corporation

Shawn Fenton	Date
Director, Quality Assurance
IsoTis Orthobiologics, Inc.

Elizabeth Cacciola	Date
Vice President of Operations
Keystone Dental, Inc.

This is a controlled document if it is water marked as “Controlled Document”. Reproductions of this document are allowed, however they are not considered a controlled document. Modifications of this document must be approved and issued by Integra LifeSciences Corporation Quality Assurance and Keystone Dental, Inc. Alterations, deletions or modifications of this document not approved by Integra Quality Assurance and Keystone Dental, Inc. shall render this document void and uncontrolled.

QUALITY AGREEMENT

Purpose:

The purpose of this agreement (this “Quality Agreement”) is to define the individual responsibilities of the parties as to the quality aspects of the supply of Product (as defined in Section 2) by IsoTis Orthobiologics, Inc., (2 Goodyear Suite A, Irvine, CA 92618)(“Isotis”) to Keystone Dental, Inc. (144 Middlesex Turnpike, Burlington, MA 01803)(“KD”) as well as the manufacture and release of Product (as defined in Section 2 below) to ensure compliance with the Specifications (as defined in the Processing and Supply Agreement between ISOTIS and KD, as may be amended from time to time (the “Processing and Supply Agreement”)). This Quality Agreement will also define responsibilities to comply with all governing regulations and policies. The Parties acknowledge that this will be a continually evolving process. This document is not a supply agreement and does not replace any supply agreement or the Processing and Supply Agreement nor does it limit or supersede any other contractual agreement and/or amendment thereto between the ISOTIS and KD; provided, however, that in the event of any conflict between the terms and conditions of this Quality Agreement and the Processing and Supply Agreement, the terms and conditions of the Processing and Supply Agreement shall control. ISOTIS and KD may each be referred to herein individually as a “Party” and collectively as the “Parties”. Integra LifeSciences Corporation (311 Enterprise Drive, Plainsboro, NJ 08536)(“ILS”) as the corporate quality group performs certain of the quality obligations of ISOTIS hereunder and is a “Party” to this Quality Agreement, but is not a party to, or responsible for any of ISOTIS’ obligations under, the Processing and Supply Agreement or any other agreement between ISOTIS and KD.

Quality Agreement Effective Date:

1.	Main Contacts:
Integra LifeSciences Corporation – Plainsboro, NJ
	Name:	Francisco Haro
	Title:	Manager, Quality Assurance and Regulatory Affairs, Private Label
	Telephone:	(609) 936-5551
	E-Mail:	francisco.haro@integralife.com

IsoTis Orthobiologics, Inc. – Irvine, CA
	Name:	Shawn Fenton
	Title:	Director, Quality Assurance
	Telephone:	(949) 855-7123
	E-mail	shawn.fenton@integralife.com

Keystone Dental, Inc.
	Name:	Elizabeth Cacciola
	Title:	Vice President of Operations
	Telephone:	(781) 328-3390
	E-mail:	lcacciola@keystonedental.com

2.	Scope;

This document constitutes a Quality Agreement only and is not intended to represent a purchase contract. The Quality Agreement does not represent or replace the Processing and Supply Agreement or any other agreement and/or amendment(s) thereto between ISOTIS and KD, or among ILS, ISOTIS and KD. This Quality Agreement supersedes all prior quality agreements that may exist among ISOTIS, ILS and KD with respect to the Product (as defined below) covered by this Quality Agreement. This Quality Agreement takes the form of a detailed checklist of all activities associated with the operations at each facility. Responsibility for each activity is assigned to the appropriate facility and identified in this checklist.

ISOTIS, located at 2 Goodyear Suite A, Irvine, CA is the contract manufacturer for KD. Design history files for all Products (as defined below) provided to KD reside at ISOTIS. Any changes to the design of the Product (as defined below), including but not limited to labeling, and storage requirements shall be approved and controlled by ISOTIS and ILS in accordance with the terms of the Processing and Supply Agreement.

The following products are covered by this Quality Agreement (“Product”).

Keystone Product(s)

DynaGraft-D™ Gel

DynaGraft-D™ Putty

DynaBlast™ Paste

DynaBlast™ Putty

Accell™ Connexus – Keystone Dental

3.	Responsibilities:

ISOTIS and KD, and ILS on behalf of ISOTIS, are responsible for complying with the requirements of applicable regulatory agencies.

4.	Quality Audits:

ISOTIS and KD, and ILS on behalf of ISOTIS, are responsible for having an internal audit program in place.

5.	Quality System / Regulatory Compliance

KD shall notify ISOTIS and ILS of any Food and Drug Administration (“FDA”), International Organization for Standardization (“ISO”), or any other regulatory agency audit of KD which involves any of the Products. Copies of applicable portions of all audit reports which involves any of the Products shall be provided to ISOTIS and ILS. Each Party will provide reasonable assistance to the other Party, at no charge, if necessary or appropriate to respond to audits, inspections, inquiries or requests concerning any Product. In addition, where a response or corrective action and/or preventive action is required, KD will submit response to ISOTIS and ILS in accordance with the terms of the Processing and Supply Agreement.

ISOTIS shall notify KD of any FDA, ISO, or any regulatory agency audit of ISOTIS facilities that which involves any of the Products. Each Party will provide reasonable assistance to the other Party, at no charge, if necessary or appropriate to respond to audits, inspections, inquiries or requests concerning any Product.

6.	Record Retention

ISOTIS and ILS shall retain all documentation generated during the procurement/inspection and labeling process as required by lntegra LifeSciences Global Standard Operating Procedure, GSOP-709, Quality System: Quality Records.

KD shall retain distribution documentation per KD standard operating procedures.

7.	Agreement Maintenance/Amendments to Quality Agreement

This Quality Agreement will be reviewed on a yearly basis. Amendments to this Quality Agreement shall be in writing and signed by the appropriate representatives of ISOTIS and KD, and ILS on behalf of ISOTIS.

ISOTIS, KD and ILS on behalf of ISOTIS agree to amend terms of this Quality Agreement that need to be amended in order to ensure that Product continues to meet regulatory requirements of the applicable jurisdiction, as may exist from time to time.

If an amendment to this Quality Agreement is proposed, the proposing Party will communicate the proposed amendment to the appropriate contact person at the other Party for review and approval.

8.	Confidentiality

8.1 “Confidential Information” means ISOTIS Confidential Information and Keystone Confidential Information, the terms and conditions of this Quality Agreement.

“ISOTIS Confidential Information” means all information, belonging or relating to lsotis or its Affiliates, whether written or oral, however acquired, which is not generally known to the public, including without limitation, business or trade secrets, price lists, methods, formulas, know-how, customer lists, manufacturing processes, product costs, marketing plans, research and development and financial information. “Isotis Confidential Information” includes, without limitation, (i) Technical Information and other information as it relates to products other than the Licensed Products (as defined in the Processing and Supply Agreement) or to the other businesses of Isotis and its Affiliates and (ii) information of third parties as to which Isotis and its Affiliates have a confidential arrangement or understanding.

“Keystone Confidential Information” means all information, belonging or relating to Keystone which is not generally known to the public, including without limitation, business or trade secrets, price lists, Technical Information as it relates to the Licensed Products only, customer lists, product costs, marketing plans, research and development and financial information.

8.2 Nondisclosure. The receiving Party shall not use or disclose to any third party, except as permitted under this Quality Agreement, any Confidential Information of the disclosing Party, except that the receiving Party may disclose such Confidential Information to its affiliates and its and their directors, officers, employees, consultants, attorneys and accountants and other agents and representatives (collectively, “Representatives”) but shall limit all such access and use to those who have a need to have access to and knowledge of such Confidential Information solely for the purpose of discharging the receiving Party’s obligations under this Quality Agreement and provided that such Representatives are bound by obligations of confidentiality substantially similar to those contained herein. Each Party shall be responsible for any breach of this Section 8 by its directors, officers, employees, consultants, attorneys and accountants and other agents and representatives. Each Party covenants that it shall exercise the same degree of care with respect to the other Party’s Confidential Information as it would its own Confidential Information, and, in any event, shall exercise no less than a reasonable degree of care.

8.3 Exceptions to Confidential Information. The receiving Party shall have no obligation with respect to information that: (i) was obtained from a third party with no obligation of confidentiality to the disclosing Party, (ii) disclosed in published literature (not in violation of any confidentiality obligation), (iii) generally available to the industry or (iv) known to the receiving Party prior to the time of disclosure by disclosing Party and such knowledge can be substantiated by reasonable documentation.

Notwithstanding Section 8.2, a receiving Party may disclose the other Party’s Confidential Information if such information is required by law to be disclosed in response to a valid order of a court of competent jurisdiction or authorized governmental authority, provided that the receiving Party must give the disclosing Party prompt written notice and obtain, or allow for and reasonably cooperate with the disclosing Party to obtain, a protective order prior to such disclosure. In any event, a receiving Party shall disclose only that portion of the Confidential Information which is legally required and will use all commercially reasonable efforts to assure that confidential treatment is accorded any Confidential Information.

8.4 Return or Destruction of Confidential Information. Upon termination of this Agreement, each Party shall, upon the written request of the other Party, return all copies, whether in paper, electronic, or other format, of all Confidential Information received by it from the other Party which contain the other Party’s Confidential Information, or destroy all of such documents and certify in writing the destruction thereof to the other Party, except that one copy thereof may be retained solely for archival or regulatory compliance purposes in the files of the counsel for the Party.

8.5 Survival. The obligations set forth in this Section 8 shall survive expiration or termination of this Quality Agreement. All regulatory obligations contained herein that relate to any Products manufactured by or on behalf of Isotis for Keystone and that are required of either Party by an applicable regulatory authority shall survive termination of this Quality Agreement.

9.	Assignment and Delegation

This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns. Neither Party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that any Party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Parties, to any affiliate and to any successor to substantially all of its business or assets to which this Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise (each, an “Assignment Transaction”), without the consent of the other Parties. In the event of an Assignment Transaction, the relevant Party shall provide written notice to the other Parties to the appropriate contact person indicated in Section 1. In the event of an assignment, the assigning Party shall continue to be bound by all obligations under this Quality Agreement including all obligations of confidentiality and non-disclosure; provided, however, that disclosure of Confidential Information to the applicable successor entity shall be permitted.

10.	Choice of Law: Jurisdiction/lnterpretation

Choice of Law. This Quality Agreement shall be construed and the relationship between the Parties determined in accordance with the laws in the State of New York, United States of America, without regard to the conflicts of law principles thereof.

Interpretation. All appendices to this Quality Agreement are attached hereto and incorporated herein by reference. In this Quality Agreement, unless the contrary intention appears: (a) the words “including” and “include” mean “including, but not limited to”; (b) the singular includes the plural and vice versa; (c) a reference to a person or entity (including ISOTIS, ILS or KD) includes a reference to the person’s executors, administrators, successors, substitutes and assigns; and (d) headings are for reference only and do not form part of this Quality Agreement.

Definitions. All capitalized terms used in this Quality Agreement that are otherwise not defined herein are deemed to have the same meanings attributed to such terms in the Processing and Supply Agreement.

DUTIES	ILS on behalf of ISOTIS	ISOTIS	KD	COMMENTS
REGULATORY
Facility registration with FDA and availability of registration form.		X	X	KD is the owner of the Product and the distributor party. ISOTIS will be registered as a contract manufacturer on Isotis’ establishment site.
Product Traceability Control		X	X	Relative shipping and traceability information shall be maintained at both locations.
Facility registration with ISO Notified Body.	X	X		ILS and ISOTIS is to be certified to current ISO 13485, Medical Device Directive (MDD) 93/42/EEC, and Canadian Medical Device Regulations (CMDR) or successor regulations.
Technical files of Product procured though ISOTIS		X		ISOTIS will maintain the technical files for each Product, will promptly make these files available for review by the applicable Notified Body upon request by KD and Isotis shall allow review by KD of the technical files during on site audits as per below:
Right to conduct a supplier paper audit of systems on a yearly basis, as they relate to the manufacture and testing of Product, compliance to applicable ISO and industry standards, at a mutually agreed upon time and date.		X	X

At its sole expense, KD may audit applicable systems/documentation at ISOTIS to assure appropriate cGMPs are established, and confirm current state of compliance to applicable regulatory requirements in accordance with the Processing and Supply Agreement.

At its sole expense, ISOTIS and/or ILS may audit KD to ensure it maintains a quality system in full compliance with QS Regulations for Product in accordance with the Processing and Supply Agreement.

DUTIES	ILS on behalf of ISOTIS	ISOTIS	KD	COMMENTS
ISOTIS and/or ILS have the right to audit KD, and KD shall have the right to audit ISOTIS, as part of a problem root cause investigation in accordance with the Processing and Supply Agreement.
QUALIFICATION & TRAINING
Appropriate documented training for employee job function.	X	X	X	All facilities will comply with this requirement.
DOCUMENT CONTROL
Packaging component specifications.		X		ISOTIS will procure packaging materials (bags, bag toppers, inserts, etc).
Label text specifications.		X	X	Label text will be a joint effort between ISOTIS and KD. The instructions for use (IFU) and all labeling must comply with regulatory filing(s) and is subject to ISOTIS’ final approval in accordance with the Processing and Supply Agreement.
Marketing literature	X	X	X	Applicable marketing literature will be reviewed and approved by ISOTIS and KD and/or ILS on ISOTIS’ behalf in accordance with the Processing and Supply Agreement.
Standard Operating Procedures		X	X	ISOTIS is responsible for supplying finished Product to KD and will have standard operating procedures compliant with current FDA 21CFR 820, 21 CFR 1271, ISO 13485, CMDR, MDD (93/42EEC) in accordance with the Processing and Supply Agreement. KD will have appropriate distribution procedures.

DUTIES	ILS on behalf of ISOTIS	ISOTIS	KD	COMMENTS
Packaging/Labeling controls		X		The Product is supplied as finished goods to KD.
Shipping records		X	X
PURCHASING CONTROLS
Qualification and approval of suppliers.	X	X		ISOTIS or ILS on ISOTIS’ behalf is solely responsible for selection and qualification of suppliers related to the Product. KD must be notified of subcontracting changes related to the Product as provided in the Processing and Supply Agreement.
Supply of packaging components		X	X	As stipulated in artwork controls and purchasing agreements, including the Processing and Supply Agreement.
IDENTIFICATION & TRACEABILITY
System to ensure the proper identification and traceability during handling, storage and distribution (Product Classification dependent) of Product		X	X	KD to maintain Dispensing Records as per American Association of Tissue Banks
PRODUCTION & PROCESS CONTROLS
Maintain facility, work flow and to prevent damage, contamination, or mix-up during handling and storage.		X	X	ISOTIS and KD are responsible for proper storage, distribution processes and work flows as applicable during their control of Product.
Technical and QSR documentation		X		Technical and QSR documentation of Product procured by KD will be maintained at ISOTIS and available upon request.
Inspection of product		X		All items procured through ISOTIS are considered Dock-To-Stock .

DUTIES	ILS on behalf of ISOTIS	ISOTIS	KD	COMMENTS
INSPECTION, MEASURING & TEST EQUIPMENT
Periodically service and calibrate measuring equipment.		X
Calibration procedures		X
Out-of-spec procedures.		X
PRODUCT CODES/RELEASE
Quarantine procedure.	X	X	X	ISOTIS and KD are responsible for quarantine procedure and work flows as applicable during their control of Product.
Product release procedure		X
Certificates of Analysis/Conformance.		X
NON-CONFORMING MATERIALS OR PRODUCTS
Approval for changes of a supplier and/or supplier location or components used in the manufacturer of Product that are reasonably expected to have an impact on the safety or efficacy of a Product.		X
Notification of component deviations and nonconformance related to the manufacture of Product reasonably expected to have an impact on the safety or efficacy of a Product.		X
Approval for use of nonconforming components used in the manufacture of Product that are reasonably expected to have an impact on the safety, efficacy of Product.		X
Maintenance of a system for logging and tracking nonconforming components or Products.		X

DUTIES	ILS on behalf of ISOTIS	ISOTIS	KD	COMMENTS
Investigate and implement corrective/preventive actions for nonconforming components or Product.		X
Product Recall or Market Withdraw	X	X	X

In the event KD is required or voluntarily decides to recall or withdraw Product that implicates ISOTIS’ process, then ISOTIS will fully cooperate with KD in connection with such a recall or withdrawal.

In the event ISOTIS is required or voluntarily decides to recall or withdraw Product that implicates an ISOTIS process, then KD will fully cooperate with the ISOTIS in connection with such a recall or withdrawal.

CAPA & RISK MANAGEMENT
Maintain CAPA procedures and closed loop CAPA system.	X	X	X
Supply documentation of proposed and completed CAPA activities in a timely manner, per procedures.	X	X	X	Although the completion and closure of the corrective action may require longer than 30 days, it is expected that the initial plan for correction will be submitted to KD within 30 days.
Maintain a Risk Management System per ISO 14971.		X	X
CONVENIENCE KITTING
Kitting/Sets				If applicable.
Kitting lot number control				If applicable.
Labeling		X	X	Labeling for Product will be per the FDA regulatory filings.
STORAGE
Quarantine SOP’s.		X	X
Storage SOP’s.		X	X
Environmental and Personnel Monitoring.		X	X

DUTIES	ILS on behalf of ISOTIS	ISOTIS	KD	COMMENTS
Maintenance of retain samples		X		ISOTIS must retain Sterilization Run records/batch records for materials processed for KD for a period that is determined by the expected life and storage period of the device; as per Supplier Standard Operating Procedures. If the business relationship terminates, then ISOTIS may be required to transfer such records, or copies of such records, to KD. Such transfer will be at the option and upon the request of KD.
CHANGE CONTROL
Notification and approval of changes in pattern, material, inspection, handling, storage, and shipping practices that are reasonably expected to have an impact on the safety, efficacy and or design of Product.		X		If any process changes relating to KD’ s products are considered by ISOTIS, then notification must be provided to KO prior to proceeding with the change. Process changes include, but are not limited to, those that could affect the safety and effectiveness of a Product such as: labeling changes, the use of a different facility, changes in the manufacture, process or package of the product, changes in sterilization procedures, changes in the design specifications, components, raw materials, or significant changes to inspection methods or sampling plans.
COMPLAINT HANDLING
Investigation, determination and documentation of root cause(s) that resulted in the complaint received by KD.		X	X	KD will inform ISOTIS without delay of any product complaints, or internal problems which could result in a customer complaint. ISOTIS, if requested by KD, will conduct internal investigations, record reviews, and sample evaluations as required to

DUTIES	ILS on behalf of ISOTIS	ISOTIS	KD	COMMENTS
determine the validity of the complaint and report the results to KD. The nature of the complaint will dictate the response time. KD is responsible for filing the complaints with the appropriate regulatory agencies.
Submission of Medical Device Reporting (“MDR”) to FDA			X	KD will notify ISOTIS without delay of any customer complaints as related to Medical Adverse Events that implicate the ISOTIS’ processes (e.g., manufacturing, filling, packaging and/or distribution).
Submission of EU Vigilance Reports			X	KD will notify ISOTIS without delay of any customer complaints as related to EU Vigilance that implicate the ISOTIS’ processes (e.g., manufacturing, filling, packaging and/or distribution).
Submission of Canadian Medical Device Reports			X	KD will notify ISOTIS without delay of any customer complaints as related to Canadian Medical Device Reports that implicate the ISOTIS’ processes (e.g., manufacturing, filling, packaging and/or distribution).

EXHIBIT C

SPECIFICATIONS

(See Attached)

lsoTis OrthoBiologics, Inc.	FPS-003
Company Confidential	Eff. Date: 04-22-10
Rev.: 12	Page 1 of 3
FINISHED PRODUCT SPECIFICATION DGII PUTTY AND GEL

1.0	PURPOSE

The purpose of this document is to detail the minimum manufacturing requirements and acceptance criteria for the finished DynaGraft II Putty and Gel and the equivalent private label products manufactured by lsoTis OrthoBiologics. This specification is intended for use following final packaging, but prior to release of product into finished goods (i.e., distribution).

2.0	RELATED DOCUMENTATION

All documents current revision unless otherwise specified.

2.1	ANSI/ASQ Z1.4, Sampling Procedures and Tables for Inspection by Attributes

2.2	Form-118, lsoTis OrthoBiologics Product Accountability Form

2.3	M-016, Shipping and Receiving of lsoTis OrthoBiologics Products To and From Contract E-Beam Sterilization Facilities

2.4	QA-012, Handling of QA Archive Samples

2.5	QA-051, Device History Record Review

2.6	QA-052, Control and Disposition of Non-Conforming Materials

2.7	TM-014, Limulus Amebocyte Lysate (LAL) Gel Clot Testing Finished Product Associates of Cape Cod Reagents

2.8	TM-022, Limulus Amebocyte Lysate (LAL) Gel Clot Testing Finished Product Charles River Reagents

2.9	TM-004, Limulus Amebocyte Lysate (LAL) Kinetic Turbidimetric Testing of Finished Product Associates of Cape Cod Reagents

2.10	Form-281, Private Label Products Reference Sheet

3.0	PRODUCT SAMPLING

3.1	Visual Inspection

Each Finished Product lot shall be randomly sampled in accordance with ANSI/ASQ Z1.4, current revision, General, Inspection Level II, Single Normal Sample 0.65 AQL (unless otherwise instructed by Quality Assurance Management), with specific notes for intolerable, major and minor defects (see section 4.0 “Visual Classification of Defects”). Results shall be recorded on appropriate Work Instructions. A lot is defined as the quantity of product processed from one DBM Donor lot and manufactured within a single production record.

3.2	Endotoxin Testing (LAL)

LAL test samples, representative of final product, shall be submitted to an approved test laboratory in accordance with section 5.2.

4.0	VISUAL CLASSIFICATION OF DEFECTS

Visual inspection shall be performed at in a well-lighted area. All defects within each category are cumulative.

4.1	Intolerable Defects (One defect in the sample rejects the entire lot)

lsoTis OrthoBiologics, Inc.	FPS-003
Company Confidential	Eff. Date: 04-22-10
Rev.: 12	Page 2 of 3
FINISHED PRODUCT SPECIFICATION DGII PUTTY AND GEL

4.1.1	Incorrect lot number, expiration date, label, labeling, DFU, chart label, GTR, catalog number or product description

4.1.2	Incorrect product configuration

4.1.3	Incorrect, missing or mixed product

4.1.4	Missing labels, DFU, chart labels or GTR

4.1.5	Failure of components or packaging materials to meet traceability requirements

4.1.6	Empty package

4.2	Major Defects (1 equals a non-conformance)

4.2.1	Cracks, splits, pin holes, tears or other defects in packaging which have the potential to violate the product sterility barrier (if applicable)

4.2.2	Missing or illegible lot number or expiration date

4.2.3	Dirt, debris or foreign contamination readily visible on package or within the outer package

4.2.4	Smeared, but legible, printing on labels or labeling

4.2.5	Smudges on exterior of packaging

4.2.6	Minor damage which may have the potential to violate the product sterility barrier (if applicable)

4.3	Minor Defects (2 equals a non-conformance)

4.3.1	Scratches or imperfections on external portions of packaging

4.3.2	Inclusions or foreign materials in packaging

4.3.3	Variations in color of printing on package

4.3.4	Minor package discoloration

SAVE AND IDENTIFY ALL DEFECTS

5.0	BIOLOGICAL TESTING

5.1	Sterility Testing

Sterile products are dosimetrically released in accordance with SOP M-016, prior to final packaging. No routine sterility testing is performed on a lot-to-lot basis.

5.2	Endotoxin Testing (LAL)

One (1) sample ≥ 0.5cc, representative of final product, shall be removed from each lot after sterilization and submitted to a qualified test laboratory for bacterial endotoxin testing via Limulus Amebocyte Lysate (LAL), gel clot or kinetic turbidimetric according to test method. Document sample removal on Form-118.

Note: If more than one size, remove sample from smallest size.

Specification: < 0.5 EU/mL

In the event of failure, additional testing shall be performed. Test shall be performed on one sample in quadruplicate test tubes for LAL gel clot only.

lsoTis OrthoBiologics, Inc.	FPS-003
Company Confidential	Eff. Date: 04-22-10
Rev.: 12	Page 3 of 3
FINISHED PRODUCT SPECIFICATION DGII PUTTY AND GEL

6.0	ESTABLISHING EXPIRATION DATE

The expiration date on the label shall reflect the expiration date on appropriate approved lntegra Production Record (IPR).

7.0	LOT DISPOSITION

7.1	Record inspection results on appropriate approved Work Instructions.

7.2	Document any discrepant inspection findings in accordance with QA-052.

7.3	Disposition, sign and date the documents.

7.4	If inspection passes forward lot to QA Pending Release Cage and IPRs/WI and all attachments to Materials Department for ERP transaction.

8.0	PRODUCT ARCHIVE SAMPLES

Following inspection, one (1) sample, representative of the largest volume, shall be removed from each finished product lot in the original, unopened, labeled package. Sample shall be identified and maintained as an archive sample in accordance with QA-012. Document sample removal on Form-118.

lsoTis OrthoBiologics, Inc.	FPS-004
Company Confidential	Eff. Date: 04-22-10
Rev.: 14	Page 1 of 3
FINISHED PRODUCT SPECIFICATION OBII PUTTY AND PASTE

1.0	PURPOSE

The purpose of this document is to detail the minimum manufacturing requirements and acceptance criteria for the finished OrthoBlast II Putty and Paste and the equivalent private label products manufactured by lsoTis OrthoBiologics. This specification is intended for use following final packaging, but prior to release of product into finished goods (i.e., distribution).

2.0	RELATED DOCUMENTATION

All documents current revision unless otherwise specified.

2.1	ANSI/ASQ Z1.4, Sampling Procedures and Tables for Inspection by Attributes

2.2	Form-118, lsoTis OrthoBiologics Product Accountability Form

2.3	M-016, Shipping and Receiving of lsoTis OrthoBiologics Products To and From Contract E-Beam Sterilization Facilities

2.4	QA-012, Handling of QA Archive Samples

2.5	QA-051, Device History Record Review

2.6	QA-052, Control and Disposition of Non-Conforming Materials

2.7	TM-014, Limulus Amebocyte Lysate (LAL) Gel Clot Testing Finished Product Associates of Cape Cod Reagents

2.8	TM-022, Limulus Amebocyte Lysate (LAL) Gel Clot Testing Finished Product Charles River Reagents

2.9	TM-004, Limulus Amebocyte Lysate (LAL) Kinetic Turbidimetric Testing of Finished Product Associates of Cape Cod Reagents

2.10	Form-281, Private Label Products Reference Sheet

3.0	PRODUCT SAMPLING

3.1	Visual Inspection

Each Finished Product lot shall be randomly sampled in accordance with ANSI/ASQ Z1.4, current revision, General Inspection Level II, Single Normal Sample 0.65 AQL (unless otherwise instructed by Quality Assurance Management), with specific notes for intolerable, major and minor defects (see section 4.0 “Visual Classification of Defects”). Results shall be recorded on appropriate Work Instructions. A lot is defined as the quantity of product processed from one DBM Donor lot and manufactured within a single production record.

3.2	Endotoxin Testing (LAL)

LAL test samples, representative of final product, shall be submitted to an approved test laboratory in accordance with section 5.2.

4.0	VISUAL CLASSIFICATION OF DEFECTS

Visual inspection shall be performed in a well-lighted area. All defects within each category are cumulative.

4.1	Intolerable Defects (One defect in the sample rejects the entire lot)

lsoTis OrthoBiologics, Inc.	FPS-004
Company Confidential	Eff. Date: 04-22-10
Rev.: 14	Page 2 of 3
FINISHED PRODUCT SPECIFICATION OBII PUTTY AND PASTE

4.1.1	Incorrect lot number, expiration date, label, labeling, DFU, chart label, GTR, catalog number or product description

4.1.2	Incorrect product configuration

4.1.3	Incorrect, missing or mixed product

4.1.4	Missing labels, DFU, chart labels or GTR

4.1.5	Failure of component or packaging materials to meet traceability requirements

4.1.6	Empty package

4.2	Major Defects (1 equals a non-conformance)

4.2.1	Cracks, splits, pin holes, tears or other defects in packaging which have the potential to violate the product sterility barrier (if applicable)

4.2.2	Missing or illegible lot number or expiration date

4.2.3	Dirt, debris or foreign contamination readily visible on package or within the outer package

4.2.4	Smeared, but legible, printing on labels or labeling

4.2.5	Smudges on exterior of packaging

4.2.6	Minor damage which may have the potential to violate the product sterility barrier (if applicable)

4.3	Minor Defects (2 equals a non-conformance)

4.3.1	Scratches or imperfections on external portions of packaging

4.3.2	Inclusions or foreign materials in packaging

4.3.3	Variations in color of printing on package

4.3.4	Minor package discoloration

SAVE AND IDENTIFY ALL DEFECTS

5.0	BIOLOGICAL TESTING

5.1	Sterility Testing

Sterile products are dosimetrically released in accordance with SOP M-016, prior to final packaging. No routine sterility testing is performed on a lot-to-lot basis.

5.2	Endotoxin Testing (LAL)

One (1) sample ≥ 0.5cc, representative of final product, shall be removed from each lot after sterilization and submitted to a qualified test laboratory for bacterial endotoxin testing via Limulus Amebocyte Lysate, gel clot or kinetic turbidimetric according to test method. Document sample removal on Form-118.

Note: If more than one size, remove sample from smallest size.

Specification: < 0.5 EU/ML

In the event of failure, additional testing shall be performed. Test shall be performed on one sample in quadruplicate test tubes for LAL gel clot only.

lsoTis OrthoBiologics, Inc.	FPS-004
Company Confidential	Eff. Date: 04-22-10
Rev.: 14	Page 3 of 3
FINISHED PRODUCT SPECIFICATION OBII PUTTY AND PASTE

6.0	ESTABLISHING EXPIRATION DATE

The expiration date on the label shall reflect the expiration date on appropriate approved lntegra Production Record (IPR).

7.0	LOT DISPOSITION

7.1	Record inspection results on appropriate check sheets.

7.2	Document any discrepant inspection findings in accordance with QA-052.

7.3	Disposition, sign and date the documents.

7.4	If inspection passes forward lot to QA Pending Release Cage and IPRs/WI and all attachments to Materials Department for ERP transaction.

8.0	PRODUCT ARCHIVE SAMPLES

Following inspection, one (1) sample, representative of the largest volume, shall be removed from each finished product lot in the original, unopened, labeled package. Sample shall be identified and maintained as an archive sample in accordance with QA-012. Document sample removal on Form-118.

lsoTis OrthoBiologics, Inc.	FPS-005
Company Confidential	Eff. Date: 03-01-10
Rev.: 9	Page 1 of 3
FINISHED PRODUCT SPECIFICATION Accell 2 PUTTY

1.0	PURPOSE

The purpose of this document is to detail the minimum manufacturing requirements and acceptance criteria for finished Accell Connexus and the equivalent private label products manufactured by lsoTis OrthoBiologics. This specification is intended for use following final packaging, but prior to release of product into finished goods (i.e. distribution).

2.0	RELATED DOCUMENTATION

All documents current revision unless otherwise specified.

2.1	ANSI/ASQ Z1.4, Sampling Procedures and Tables for Inspection by Attributes

2.2	Form-118, lsoTis OrthoBiologics Product Accountability Form

2.3	M-016, Shipping and Receiving of lsoTis OrthoBiologics Products To and From Contract E-Beam Sterilization Facilities

2.4	QA-012, Handling of QA Archive Samples

2.5	QA-051, Device History Record Review

2.6	QA-052, Control and Disposition of Non-Conforming Materials

2.7	TM-004, Limulus Amebocyte Lysate (LAL) Kinetic Turbidimetric Testing of Finished Product Associates of Cape Cod Reagents

2.8	Form-281, Private Label Products Reference Sheet

3.0	PRODUCT SAMPLING

3.1	Visual Inspection

Each Finished Product lot shall be randomly sampled in accordance with ANSI/ASQ Z1.4, current revision, General Inspection Level II, Single Normal Sample 0.65 AQL (unless otherwise instructed by Quality Assurance Management), with specific notes for intolerable, major and minor defects (see section 4.0 “Visual Classification of Defects”). Results shall be recorded on approved applicable Work Instruction. A lot is defined as the quantity of product processed from one DBM donor lot and manufactured within a single production record.

3.2	Endotoxin Testing (LAL)

LAL test samples, representative of final product, shall be submitted to an approved test laboratory in accordance with section 6.2. Document sample removal on Form-118.

4.0	VISUAL CLASSIFICATION OF DEFECTS

Visual inspection shall be performed in a well-lighted area. All defects within each category are cumulative.

4.1	Intolerable Defects (One defect in the sample rejects the entire lot)

4.1.1	Incorrect lot number, expiration date, label, labeling, DFU, chart label, GTR, catalog number or product description

4.1.2	Incorrect product configuration

4.1.3	Incorrect, missing or mixed product

4.1.4	Missing labels, DFU, chart labels or GTR

4.1.5	Failure of component or packaging materials to meet traceability requirements

lsoTis OrthoBiologics, Inc.	FPS-005
Company Confidential	Eff. Date: 03-01-10
Rev.: 9	Page 2 of 3
FINISHED PRODUCT SPECIFICATION Accell 2 PUTTY

4.1.6	Empty package

4.2	Major Defects (1 equals a non-conformance)

4.2.1	Cracks, splits, pin holes, tears or other defects in packaging which have the potential to violate the product sterility barrier (if applicable)

4.2.2	Missing or illegible lot number or expiration date

4.2.3	Dirt, debris or foreign contamination readily visible on package or within the outer package

4.2.4	Smeared, but legible, printing on labels or labeling

4.2.5	Smudges on exterior of packaging

4.2.6	Minor damage which may have the potential to violate the product sterility barrier (if applicable)

4.3	Minor Defects (2 equals a non-conformance)

4.3.1	Scratches or imperfections on external portions of packaging

4.3.2	Inclusions or foreign materials in packaging

4.3.3	Variations in color of printing on package

4.3.4	Minor package discoloration

SAVE AND IDENTIFY ALL DEFECTS

5.0	FUNCTIONAL TESTING

N/A

6.0	BIOLOGICAL TESTING

6.1	Sterility Testing

Sterile products are dosimetrically released in accordance with SOP M-016, prior to final packaging. No routine sterility testing is performed on a lot-to-lot basis.

6.2	Endotoxin Testing (LAL)

One (1) sample, representative of final product, shall be removed from each lot after sterilization and submitted to a qualified test laboratory for bacterial endotoxin testing via Limulus Amebocyte Lysate kinetic turbidimetric according to test method,TM-004. Document sample removal on Form-118.

Note: If more than one size is processed for the lot, then remove the largest size.

Specification: < 0.5 EU/mL

7.0	ESTABLISHING EXPIRATION DATE

The expiration date on the label shall reflect the expiration date on appropriate approved lntegra Production Record (IPR).

lsoTis OrthoBiologics, Inc.	FPS-005
Company Confidential	Eff. Date: 03-01-10
Rev.: 9	Page 3 of 3
FINISHED PRODUCT SPECIFICATION Accell 2 PUTTY

8.0	LOT DISPOSITION

8.1	Record inspection results on approved applicable Work Instruction.

8.2	Document any discrepant inspection findings in accordance with QA-052.

8.3	Disposition, sign and date the documents.

8.4	If inspection passes forward lot to QA Pending Release Cage and IPR/WI and all attachments to Materials Department for ERP transaction.

9.0	PRODUCT ARCHIVE SAMPLES

Following inspection, one (1) sample shall be removed from each finished product lot in the original, unopened, labeled package. Sample shall be identified and maintained as an archive sample in accordance with QA-012. Document sample removal on Form-118.

EXHIBIT D

DENTAL PRODUCTS WARRANTY

This warranty applies to INTEGRA LIFESCIENCES CORPORATION and its affiliates and subsidiaries, including, but not limited to, IsoTis OrthoBiologics, Inc. dba Integra OrthoBiologics (all of the same being referred to collectively herein as “INTEGRA” and lsoTis OrthoBiologics, Inc. dba Integra OrthoBiologics being referred to herein as “lntegra OrthoBiologics”). Isotis warrants to Isotis authorized distributors and the original purchaser only that each new Isotis product is free from manufacturing defects in material and workmanship under normal use and service for a period of time equal to the applicable shelf life of the product, but in no event beyond the expiration date stated on any product labeling. For purposes of products sold by Isotis through an authorized distributor of Isotis, “original purchaser” shall include the purchaser of Isotis products to whom the distributor first sells the product.

If any covered defect occurs during the warranty period, the purchaser or distributor should communicate directly with the home office of Integra OrthoBiologics in Irvine, California. If purchaser or distributor seeks to invoke the terms of this warranty, the product must be returned to Isotis at its Integra OrthoBiologics office in Irvine, California. The defective product should be returned promptly, properly packaged and postage prepaid. Loss or damage in return shipment to lsotis shall be at sender’s risk. lsotis’ sole responsibility under this warranty shall be repair or replacement, at Isotis’ sole discretion at Isotis’ expense, subject to the terms of this warranty and applicable agreements.

IN NO EVENT SHALL ISOTIS OR INTEGRA LIFESCIENCES CORPORATION BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE ACQUISITION OR USE OF ANY INTEGRA OR ISOTIS PRODUCT. Further, this warranty shall not apply to, and Isotis and Integra shall not be responsible for, any loss arising in connection with the purchase or use of any Isotis or Integra product that has been repaired by anyone other than an authorized Isotis or Integra service representative or altered in any way so as, in Isotis’ judgment, to affect its stability or reliability, or which has been subject to misuse, negligence or accident, or which has been used otherwise than in accordance with the instructions furnished by lsotis. THIS ISOTIS LIMITED WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON ISOTIS’ PART OR THE PART OF ITS DISTRIBUTORS, AND ISOTIS NEITHER ASSUMES NOR AUTHORIZES ANY REPRESENTATIVE OR OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH ISOTIS’ PRODUCTS.

ISOTIS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION OR WARRANTY OF QUALITY AS WELL AS ANY EXPRESS OR IMPLIED WARRANTY TO PATIENTS. No warranty or guarantee may be created by any act or statement nor may this Standard Warranty be modified in any way, except as a result of a writing signed by an officer of Isotis. These limitations on the creation or modification of this warranty may not be waived or modified orally or by any conduct.

IN NO EVENT SHALL ISOTIS’ AUTHORIZED DISTRIBUTORS BE LIABLE TOWARDS THE ORIGINAL PURCHASER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE ACQUISITION OR USE OF ANY INTEGRA PRODUCT. Further, this warranty shall not apply to, and Isotis’ authorized distributors shall not be responsible towards the original purchaser for, any loss, arising in connection with the purchase or use of any Isotis product that has been repaired by anyone other than an authorized Isotis service representative or altered in any way so as to affect its stability or reliability, or which has been subject to misuse, negligence or accident, or which has been used otherwise than in accordance with the instructions furnished by Isotis. THIS ISOTIS DISTRIBUTOR LIMITED WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES TOWARDS THE ORIGINAL PURCHASER, EXPRESS OR IMPLIED, AND OF ALL OTHER OBLIGATIONS OR LIABILITIES TOWARDS THE ORIGINAL PURCHASER ON ISOTIS’ AUTHORIZED DISTRIBUTOR’S PART.

ISOTIS’ AUTHORIZED DISTRIBUTORS DISCLAIM ALL OTHER WARRANTIES TOWARDS THE ORIGINAL PURCHASER, EXPRESS OR IMPLIED INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION OR WARRANTY OF QUALITY AS WELL AS ANY EXPRESS OR IMPLIED WARRANTY TO PATIENTS.

For the avoidance of doubt, this Isotis Limited Warranty is provided pursuant to Section 11.7 of the Agreement and supplements those warranties provided by Isotis in the Agreement. Keystone does not waive or disclaim any warranties made by Isotis in the Agreement that are not included in this Isotis Limited Warranty.

EXHIBIT E

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (the “Agreement”) is made as of                  by and among Keystone Dental, Inc., a Delaware, U.S., corporation with a principal place of business at 144 Middlesex Turnpike, Burlington, Massachusetts, 01803 (“Keystone Dental”), Isotis Orthobiologics, Inc., a Washington corporation located at 2 Goodyear, Irvine. CA 92618 (“Isotis”) (“Keystone Dental”, Isotis and each a “Disclosing Party”) and the Undersigned (“Undersigned” or “Recipient”). Keystone Dental, Isotis and the Undersigned are hereinafter referred to as the “Parties”.

1. Background. The Parties contemplate entering into a business relationship and in connection therewith Keystone Dental, Inc. on its behalf and on behalf of Isotis intends to exchange certain Confidential Information, defined below, with Recipient, subject to the agreements and restrictions set forth herein.

2. Definition of Confidential Information. “Confidential Information” means any technical or business information relating to Keystone Dental, or Isotis or otherwise indicated to be confidential by Keystone Dental or Isotis, disclosed by or on behalf of a Disclosing Party to Recipient, including without limitation, information related to the Specifications or manufacturing processes of dental products. “Confidential Information” includes information furnished to the Recipient or the Recipient’s employees and agents by the Disclosing Party or any of its officers, directors, employees or agents, regardless of the medium by which it is disclosed, but does not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by a Disclosing Party, (ii) is already in the lawful or rightful possession of the Recipient at the time of disclosure by a Disclosing Party, (iii) is obtained by the Recipient from a third party that lawfully and rightfully possesses such information and has not breached any obligations of confidentiality or (iv) is developed by the Recipient on an independent basis.

3. Maintenance of Confidentiality. The Recipient shall keep all Confidential Information in a fiduciary capacity in trust for the sole benefit of Isotis and Keystone Dental and shall not disclose the Confidential Information, in whole or in part, in any manner whatsoever, other than as strictly necessary in connection with the evaluation of the contemplated business relationship between Keystone Dental and the Recipient. In particular, the Recipient shall not use the information about the manufacturing or processes involved in manufacturing the dental products for any other products, and may not disclose any information to any third party without the express written consent of Isotis and Keystone Dental. The Recipient further agrees to exercise the same degree of care with respect to the Confidential Information as it would its own confidential information, and, in any event, shall exercise no less than a reasonable degree of care. The Recipient agrees to reveal the Confidential Information only to those of its employees or agents who need access to the Confidential Information in order to evaluate such business relationship and who have been informed of the confidential and proprietary nature of the Confidential Information and the Recipient’s obligations hereunder. The Recipient assumes full responsibility for the compliance by its employees and agents with the terms of this Agreement.

4. Disclosure Required by Law. Notwithstanding Section 3, the Recipient may disclose Confidential Information if such information is required by Law to be disclosed in response to a valid order of a court of competent jurisdiction or authorized governmental authority, provided that the Recipient must give the Parties hereto prompt written notice and obtain, or allow for and reasonably cooperate with the other Parties to obtain, a protective order prior to such disclosure, In any event, the Recipient shall disclose only that portion of the Confidential Information which is legally required and will use all commercially reasonable efforts to assure that confidential treatment is accorded any Confidential Information.

5. Return of Confidential Information. The Recipient shall return to the Disclosing Party all Confidential Information and all copies, extracts or other tangible reproductions of all Confidential Information. Additionally, the Recipient shall destroy all written material, memoranda, notes and other writings or recordings whatsoever prepared by the Recipient or its representatives based upon the Confidential Information. The Recipient shall provide written certification to Isotis and Keystone Dental that such destruction has taken place.

6. No Implied Relationship or License. This Agreement does not obligate any Party to (a) disclose information to any other Party or (b) enter into any agreement or business relationship with the any other Party. Neither Keystone Dental nor Isotis grants any license (by implication or otherwise) under any of its copyrights, trade secrets, trademarks, inventions or other intellectual property rights as a result of the disclosure of Confidential Information made to the Recipient hereunder.

7. Remedies. The Parties hereto understand and agree that this Section 7 is reasonable and necessary to protect Keystone Dental and Isotis respective business interests. Each party hereto understands and acknowledges that monetary damages would not be a sufficient remedy for any breach of this Agreement by such Party or its employees or agents and that, in addition to any and all remedies the other Parties may otherwise have, the aggrieved Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach, without the necessity of proof of damages or the posting of a bond or other security and in addition to any other rights or remedies, all of which shall be deemed cumulative. The defaulting Party shall also indemnify and hold harmless any aggrieved Party against any damage, losses or liability (including reasonable attorneys’ fees) suffered by it as a result of any breach by the defaulting Party or any of its employees or agents of such Party’s obligations hereunder.

8. Assignment. This Agreement shall not be assignable by the Recipient without the prior written consent of the other Parties. Keystone Dental and Isotis may assign this Agreement without Recipient’s consent.

9. Governing Law. This Agreement is executed as a sealed instrument, subject to and governed by the laws of the State of New York (exclusive of its rules governing conflict of law and choice of law).

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KEYSTONE DENTAL, INC.

(“RECIPIENT”)

Signature	Signature

By:	By:

Title:	Title:

Date:	Date:

ISOTIS ORTHOBIOLOGICS, INC.

Signature

By:

Title:

Date: